EXHIBIT 99.01
DOCKET NO. 12700

APPLICATION OF EL PASO ELECTRIC	§	PUBLIC UTILITY COMMISSION
COMPANY FOR AUTHORITY TO	§
CHANGE RATES AND FOR	§	OF TEXAS
APPROVAL OF REACQUISITION	§
OF PALO VERDE LEASED ASSETS	§

AGREED ORDER

In open meeting at its offices in Austin, Texas, on August 30, 1995, the Public Utility Commission of Texas ("Commission") finds that this docket was processed by the Presiding Officers and Commission in accordance with applicable statutes and Commission rules. On July 27, 1995, El Paso Electric Company ("Company") and the City of El Paso ("City") executed a Stipulation and Settlement Agreement ("Stipulation") contemplating an increase in rates for the Company's Texas service territory. The Stipulation also has been signed by: the Commission General Counsel, the Office of Public Utility Counsel ("OPC"), the State of Texas ("State"), ASARCO Incorporated ("ASARCO"), Phelps-Dodge Refining Corporation ("Phelps-Dodge"), Border Steel Rolling Mills, Inc. and El Paso Iron & Metal Company ("Border Steel"), the Department of Defense ("DOD"), and the International Brotherhood of Electrical Workers ("IBEW") (collectively "Signatories"). Consistent with the Stipulation, the Commission issues the following order:

1.
Pursuant to P.U.C. PROC. R § 22.263, this Order SHALL become effective on the date that a Company plan of reorganization consistent with the terms of the Stipulation becomes effective. Provided that the City has not given notice to the Commission that the plan of reorganization is inconsistent with the Stipulation, upon written notification by the Company that  the plan has become effective, the Commission will, pursuant to Gov’t Code § 2001.142(b), send a copy of this Order and the Company's notice to the service list by first class mail. The notice provisions of this ordering paragraph shall be the sole mechanism for complying with Gov’t Code § 2001.142. Pursuant to Gov't Code § 2001.146, motions for rehearing, if any, must be filed no later than the 20th day following such notification. If a plan

DOCKET NO. 12700	AGREED ORDER	PAGE 2

of reorganization consistent with the terms of the Stipulation does not become effective or the Stipulation becomes null and void, then this Order and the two prior interim rate orders entered in this docket SHALL BE be null and void, except for Ordering Paragraph 10 of the Second Interim Order; provided, however, the Company may continue to charge the rates approved in this Order on an interim basis until such time as the Commission orders otherwise. The Commission specifically retains jurisdiction over this docket until such time as this Order becomes final and non-appealable or all motions for rehearing have been overruled. The Company has agreed, and the Commission hereby ORDERS, that each working day between the date of this order and the date this order becomes final SHALL BE considered a day of hearing pursuant to the provisions of the Public Utility Regulatory Act of 1995, S.B. 319, 74th Leg., R S. 1995 ("PURA") § 2.212(d) (formerly § 43(d)).

2.
The Commission hereby APPROVES those portions of the Stipulation which address the regulation and supervision of the business of the Company consistent with the jurisdiction granted by PURA § 1.101(a), and ADOPTS this Order setting rates which are consistent with the Stipulation.

3.
Because the Company's proposed merger with Central and South West Corporation ("CSW") under the Third Amended Plan of Reorganization has been terminated, the Commission hereby DISMISSES the application filed by the Company and CSW for a determination under PURA § 1.251 (formerly PURA § 63) that the acquisition of the common stock of the Company by CSW is in the public interest.

4.
The Company SHALL receive a $24.946 million annual base rate increase in this docket, applicable in all portions of the Company's service area over which the Commission has original or appellate jurisdiction. The distribution of the rate increase agreed to in the Stipulation is reasonable. The tariffs currently on file that became effective on an interim basis on August 3, 1995 are APPROVED.

DOCKET NO. 12700	AGREED ORDER	PAGE 3

5.
The Company SHALL retain all base rate revenues collected under its bonded and interim rates, with no refunds or surcharges, and upon the effective date of this Order the Company shall be released from its obligations under any bond supporting such bonded and interim rates.

6.
The Commission ACKNOWLEDGES that the Stipulation provides that the Company's Texas base rates will be maintained at the levels ordered in this docket during the ten-year period beginning August 2, 1995 (the "Freeze Period") subject to certain limited exceptions provided therein. The ten-year rate freeze agreed to in the Stipulation is unopposed, it is the product of negotiation between the Company and a broad cross-section of its customers, and it is reflective of the relative value to all the parties of the benefits obtained through settlement negotiations.

7.
The rate moderation plan ("RMP") established in Docket No. 7460 is TERMINATED effective June 30, 1993, and the balance of RMP deferrals in the sum of $68,070,000, less related ADFIT, as of that date is placed in rate base as of June 30, 1993, and SHALL be fully amortized by the end of the Freeze Period, so that there is no balance to be included in rates that may be effective after August 1, 2005. There SHALL be no additional Mirror CWIP approved, utilized or amortized for purposes of amortizing the RMP deferrals.

8.
Deferred carrying charges and deferred lease payments are ELIMINATED from the accounting deferrals for Palo Verde Unit 3, resulting in a balance of $4,308,000 of Unit 3 accounting deferrals, less $1,457,000 of related ADFIT, as of June 30, 1993, which will be placed in rate base as of June 30, 1993, and SHALL be fully amortized by the end of the Freeze Period. The Company shall recover all remaining Palo Verde Unit 1 and 2 accounting deferrals, subject to the rate freeze limitations under the Stipulation, with the unamortized balance ($83,312,000, less related ADFIT, as of June 30, 1993) in rate base fully amortized by the end of the Freeze Period, so that all Palo Verde accounting deferrals are ELIMINATED

DOCKET NO. 12700	AGREED ORDER	PAGE 4

from the Company's books at the end of the Freeze Period and there SHALL be no balance to be included in rates that may be effective after August 1, 2005. ADFIT associated with disallowed Unit 3 deferrals SHALL NOT be included as an offset to rate base.

9.
The application of the Company for a determination that the reacquisition of the leased portions of the Palo Verde assets is consistent with the public interest pursuant to PURA § 1.251 (formerly § 63) is APPROVED. Except as provided in Paragraph 13, the reacquired leased Palo Verde assets SHALL be included in rate base at their original cost, less accumulated depreciation, as reflected in Schedule A attached to this Order.

10.	Palo Verde Unit 3 is deemed to be 100°/o used and useful in providing service to the public.

11.
It is hereby ORDERED that, except as provided in paragraphs 12 and 13 below, during the Freeze Period the rate base recognized in Schedule A shall be used as the initial basis for purposes of any cost of service analysis for the Company, including any PURA § 2.211 rate inquiry (or its equivalent) or earnings monitoring evaluation.

12.
It is hereby ORDERED, that in any proceeding brought by the General Counsel, OPC or the State of Texas during the Freeze Period, pursuant to PURA § 2.211 (formerly § 42) or its equivalent, the Company's rate base SHALL include, in addition to the assets recognized in Schedule A to this Order: (1) Palo Verde Unit 3 accounting deferrals in the amount of $66,654,000, as of June 30, 1993 and (2) additional Docket No. 7460 RMP deferrals (which would have accrued but for termination of the RMP as of June 30, 1993) in the amount of $25,041,000 for the period of July 1, 1993, through December 31, 1994.

13.	It is hereby ORDERED that should the Company, its successors or assigns, contrary to the terms of the Stipulation, file for a rate increase effective on a date within the Freeze Period,

DOCKET NO. 12700	AGREED ORDER	PAGE 5

then the previously leased Palo Verde assets SHALL be assigned the values recognized in Schedule B of this Order for purposes of any such proceeding.

14.
It is hereby ORDERED that in any proceeding brought under PURA §§ 2.21l or 2.212 (formerly §§ 42 or 43) or its equivalent, for an effective date of the proposed change on or after August 2, 2005 but before August 2, 2006, the Company's tariff or tariffs SHALL be designed to collect $17 million less in base revenues ("Exclusion Factor") than the otherwise authorized revenue requirement. The Exclusion Factor in such a proceeding for an effective date of the proposed change on or after August 2, 2006 but before August 2, 2007 SHALL be $8 million. For rates with an effective date of the proposed change after August l, 2007 the Exclusion Factor SHALL be zero. The Exclusion Factor SHALL NOT be considered for financial integrity analysis or cash flow analysis in any proceeding before a Texas regulatory authority.

15.
In the event the Company sells, transfers, leases or assigns any operating asset for a value of $10,000,000 or more during the Freeze Period, it is hereby ORDERED that the Texas jurisdictional share of the net gain on such sale SHALL be paid to ratepayers as a credit to the base rates notwithstanding the rate freeze over what would have been the remaining life of the asset, unless the City and Company otherwise agree and the Commission approves an alternate treatment. It is further ORDERED that ratepayers SHALL be credited with a return on the unamortized portion of such gain at the Company's last approved rate of return.

16.
The Commission ACKNOWLEDGES the Stipulation provides that the Company will file tariffs to implement the discount required by Senate Bill 373, Public Utility Regulatory Act of 1995, S.B. 319, as amended by S.B. 373, § 2.2141, 74th Leg. RS. 1995. Nothing in this Order prevents such tariffs from becoming effective on October l, 1995 and remaining effective thereafter consistent with the Stipulation and subject to the right of the State or the Company to seek to adjust base rates on account of a change in such law.

DOCKET NO. 12700	AGREED ORDER	PAGE 6

17.
The performance standards for the Company detailed in Docket No. 8892 with respect to Palo Verde SHALL be used as the mechanism for any future assessments of Palo Verde Units 1, 2 and 3 operations and performance; provided, however, during the Freeze Period under the Stipulation (i) Palo Verde rate base SHALL NOT be reduced on account of performance or operations, unless the capacity factor, as measured on a station basis for any consecutive 24 month period, shall fall below 35% and (ii) penalties and rewards for all three Units SHALL be reported and evaluated on a calendar year basis using the three-year rolling average dictated by Docket No. 8892. The first such reporting period shall run from January 1, 1993 to December 31, 1995. Any penalties or rewards accruing under the performance standards SHALL be incorporated in the Company's fuel reconciliation proceedings during the Freeze Period.

18.
The amounts of Palo Verde decommissioning expense allowed on an annual basis in the Company's cost of service SHALL be those described in Schedule C to this Order. Such amounts shall be adjusted in any future rate proceeding or earnings monitoring evaluation as necessary to reflect the cost estimate of the most recent official decommissioning study prepared for the Palo Verde participants and to enable the Company to secure an exemption pursuant to section 468A of the Internal Revenue Code from federal income tax liability in connection with its nuclear decommissioning trust. The Company's decommissioning expense shall be recognized as reasonable and necessary in any rate proceeding or earnings monitoring evaluation initiated during the Freeze Period.

19.
There SHALL be no surcharge of rate case expenses associated with this docket or any previous dockets, including any amounts paid to the City as reimbursement of the City's expenses. The Company SHALL NOT recover from Texas retail ratepayers any bankruptcy reorganization costs arising from Case No. 92-10148-FM.

DOCKET NO. 12700	AGREED ORDER	PAGE 7

20.
Any recovery from the Company's pending lawsuit No. 95-7153, or causes of action that accrued to the Company as a result of the failure of its proposed merger or arising out of the Company's bankruptcy, shall be RETAINED by the Company and not passed through to ratepayers. Any costs incurred by the Company in connection with such litigation SHALL NOT be considered reasonable and necessary operating expenses for ratemaking purposes in accordance with PURA § 2.203(a) (formerly § 39(a)). Any liabilities incurred by the Company in connection with such litigation SHALL be borne by the Company and SHALL NOT be recovered from ratepayers.

21.
The Commission ACKNOWLEDGES the joint stipulation entered into by the Company and the General Counsel to resolve issues related to the Company's Demand Side Management ("DSM") and Energy Efficiency Plan ("EEP"). Consistent with the joint stipulation, the Company SHALL make the following filings in Project No. 13750, Compliance with Docket No. 12700 DSM/EEP Joint Stipulation:

a.
Within nine months of this Order becoming effective, the Company shall furnish the Commission Staff and the City a report or manual which demonstrates the savings maintenance or savings persistence of its DSM programs for those customers receiving demand-related savings.

b.	The Company shall furnish to the Staff and the City copies of all program designs and procedures as they are adopted and/or implemented by the Company.

c.
Within 12 months of this Order becoming effective, the Company shall provide to the Staff and the City its evaluation of an Energy Efficient Electric Appliance Incentive Program for residential and small commercial customers located in residential-type buildings.

d.	The Company's residential audit program follow-up procedure is appropriate and necessary and should be continued in its current form.

e.
An informal approach of providing the Commission Staff with copies of the Company's program design and implementation is appropriate and effective. The Company will continue to send the Staff copies of all program designs and procedures as they are adopted and/or implemented. No prior approval is requested or required by

DOCKET NO. 12700	AGREED ORDER	PAGE 8

this procedure but is intended to provide the Commission Staff with appropriate updated information with respect to the Company's programs on an ongoing basis.

f.
Based upon EPEC's demonstrated substantial compliance related to its DSM and EEP programs and the agreements contained in the Joint Stipulation, the parties agree that all requirements of previous final orders have been met. The General Counsel agrees that the Staff will evaluate the Company's DSM or EEP program in the future based on the merits of the program and agreements contained in the Joint Stipulation and not in any way based on EPEC's actions prior to the entry of a final order in this docket.

g.	To the extent that any testimony filed by a party hereto is inconsistent with the terms the parties' Joint Stipulation, the Joint Stipulation will supersede the inconsistent testimony.

22.	The Company SHALL make monthly payments to the decommissioning funds for Palo Verde Units 1, 2, and 3 as prescribed by P.U.C. SUBST. R 23.2l(b)(1)(F) and 23.59.

23.	The Company SHALL comply with the directives set forth below:

a.	If any person should initiate a rate proceeding during the Freeze Period that affects Rate 30 or Rate 27, the Company SHALL provide direct cost support for Rate 30 and Rate 27.

b.
Within 18 months after the implementation date of its Low Income Rider program under Rate 01, the Company SHALL demonstrate the actual participation rate and file a report in Project No. 13774, Reconciliation of Number of Participants in El Paso Electric Company's Low Income Rider Program, which SHALL be provided to General Counsel, OPC and the City. This reconciliation shall compare the 50 percent estimation to actual participation levels and the revenue difference, if any.

c.	In its next rate case, the Company SHALL file testimony concerning the participation rate for its Experimental Off-Peak Rider under Rate 24.

d.
The Company SHALL continue its monitoring of Rate 41 school customers to assess the impact of year round schools. The Company SHALL also assess the impact of including non-public schools in Rate 41. The Company SHALL file the results in the first rate case after the Freeze Period. In that filing, the Company also SHALL present testimony redesigning the applicability clause of Rate 41 to reflect the removal of non-

DOCKET NO. 12700	AGREED ORDER	PAGE 9

school customers. The Company is not limited in its right to present testimony and may file testimony supporting other alternatives or proposed changes in its Rate 41 rate design. To the extent any City of El Paso or El Paso County account, which was not in Rate 41 at the time of the Commission's Order in Docket No. 9945, receives service under Rate Class 41, the Commission hereby ORDERS that all state accounts become eligible for Rate 41.

24.
The Commission hereby ADOPTS and INCORPORATES by reference in this Order the findings of fact and conclusions of law attached to this Order as Attachment 1. All motions, applications, and requests for entry of specific findings of fact and conclusions of law and other requests for relief, both general and specific, that are not expressly granted herein are hereby DENIED. No rights, liabilities or obligations SHALL arise under this Agreed Order until it becomes effective according to paragraph 1. Pending the effective date of this Agreed Order, the Company SHALL continue to comply with paragraph 33 of the Commission's Interim Order, Severance Order and Order of Remand signed March 3, 1995 (the "First Interim Order''). On the effective date of this Order, this Order shall SUPERSEDE the Commission's First Interim Order and the Second Interim Order signed August 2, 1995, except for paragraph 35 of the First Interim Order, which severs from this docket issues relating to the Company's fuel factor and fuel reconciliation. If a Company plan of reorganization consistent with the terms of this Order does not become effective, then it is expressly agreed and stipulated by the parties, and the Commission hereby ORDERS that, unless adopted in a subsequent final order,

DOCKET NO. 12700	AGREED ORDER	PAGE 10

no part of any prior interim order or this Order, including the attached findings of fact and conclusions of law, shall have any collateral estoppel, res judicata, or other preclusive effect in any administrative or judicial proceedings.

SIGNED AT AUSTIN, TEXAS the 30th day of August 1995.

PUBLIC UTILITY COMMISSION OF TEXAS

/s/ Pat Wood III
PAT WOOD, III, Chairman

/s/ Robert W. Gee
ROBERT W. GEE, Commissioner

/s/ Judy Walsh
JUDY WALSH, Commissioner

ATTEST:

/s/ Paula Mueller
PAULA MUELLER
SECRETARY OF THE COMMISSION

DOCKET NO. 12700    AGREED ORDER    PAGE 11

Agreed to and accepted by:

EL PASO ELECTRIC COMPANY		PHELPS DODGE REFINING
CORPORATION & CHEVRON U.S.A., INC.

By:	/s/ Walter Demond	By:
Name:	Walter Demond	Name:
Title:	Attorney	Title:

PUBLIC UTILITY COMMISSION OF		BORDER STEEL ROLLING MILLS,
TEXAS GENERAL COUNSEL		INC. AND EL PASO IRON &METAL
COMPANY

By:		By:	/s/ C. Michael Ginnings
Name:		Name:	C. Michael Ginnings
Title:		Title:	Attorney

OFFICE OF PUBLIC UTILITY		The execution of this Agreed Order by Border
COUNSEL		Steel Rolling Mills, Inc. and El Paso Iron &
Metal Company is subject to the approval of the
By:		U.S. Bankruptcy Court for the Western District
Name:		of Texas, El Paso Division.
Title:

CITY OF EL PASO		DEPARTMENT OF DEFENSE

By:	/s/ Norman J. Gordon	By:
Name:	Norman J. Gordon	Name:
Title:	Attorney	Title:

INTERNATIONAL BROTHERHOOD OF
ASARCO INCORPORATED		ELECTRICAL WORKERS

By:		By:
Name:		Name:
Title:		Title:

STATE OF TEXAS

By:
Name:
Title:

DOCKET NO. 12700    AGREED ORDER    PAGE 11

Agreed to and accepted by:

EL PASO ELECTRIC COMPANY		PHELPS DODGE REFINING
CORPORATION & CHEVRON U.S.A., INC.

By:		By:
Name:		Name:
Title:		Title:

PUBLIC UTILITY COMMISSION OF		BORDER STEEL ROLLING MILLS,
TEXAS GENERAL COUNSEL		INC. AND EL PASO IRON &METAL
COMPANY

By:	/s/ Charles E. Johnson	By:
Name:	Charles E. Johnson	Name:
Title:	Assistant General Counsel	Title:

OFFICE OF PUBLIC UTILITY		The execution of this Agreed Order by Border
COUNSEL		Steel Rolling Mills, Inc. and El Paso Iron &
Metal Company is subject to the approval of the
By:	/s/ Marion T. Drew	U.S. Bankruptcy Court for the Western District
Name:	Marion T. Drew	of Texas, El Paso Division.
Title:	Asst. Public Counsel

CITY OF EL PASO		DEPARTMENT OF DEFENSE

By:		By:
Name:		Name:
Title:		Title:

INTERNATIONAL BROTHERHOOD OF
ASARCO INCORPORATED		ELECTRICAL WORKERS

By:	/s/ J. Alan Holman	By:
Name:	Attorney-of-Record	Name:
Title:	J. Alan Holman	Title:

STATE OF TEXAS

By:
Name:
Title:

DOCKET NO. 12700    AGREED ORDER    PAGE 11

Agreed to and accepted by:

EL PASO ELECTRIC COMPANY	PHELPS DODGE REFINING
CORPORATION & CHEVRON U.S.A., INC.

By:	By:
Name:	Name:
Title:	Title:

PUBLIC UTILITY COMMISSION OF	BORDER STEEL ROLLING MILLS,
TEXAS GENERAL COUNSEL	INC. AND EL PASO IRON &METAL
COMPANY

By:	By:
Name:	Name:
Title:	Title:

OFFICE OF PUBLIC UTILITY	The execution of this Agreed Order by Border
COUNSEL	Steel Rolling Mills, Inc. and El Paso Iron &
Metal Company is subject to the approval of the
By:	U.S. Bankruptcy Court for the Western District
Name:	of Texas, El Paso Division.
Title:

CITY OF EL PASO	DEPARTMENT OF DEFENSE

By:	By:	/s/ David A. McCormick
Name:	Name:	David A. McCormick
Title:	Title:	General Attorney

INTERNATIONAL BROTHERHOOD OF
ASARCO INCORPORATED	ELECTRICAL WORKERS

By:	By:
Name:	Name:
Title:	Title:

STATE OF TEXAS

By:
Name:
Title:

DOCKET NO. 12700    AGREED ORDER    PAGE 11

Agreed to and accepted by:

EL PASO ELECTRIC COMPANY	PHELPS DODGE REFINING
CORPORATION & CHEVRON U.S.A., INC.

By:	By:
Name:	Name:
Title:	Title:

PUBLIC UTILITY COMMISSION OF	BORDER STEEL ROLLING MILLS,
TEXAS GENERAL COUNSEL	INC. AND EL PASO IRON &METAL
COMPANY

By:	By:
Name:	Name:
Title:	Title:

OFFICE OF PUBLIC UTILITY	The execution of this Agreed Order by Border
COUNSEL	Steel Rolling Mills, Inc. and El Paso Iron &
Metal Company is subject to the approval of the
By:	U.S. Bankruptcy Court for the Western District
Name:	of Texas, El Paso Division.
Title:

CITY OF EL PASO	DEPARTMENT OF DEFENSE

By:	By:
Name:	Name:
Title:	Title:

INTERNATIONAL BROTHERHOOD OF
ASARCO INCORPORATED	ELECTRICAL WORKERS

By:	By:
Name:	Name:
Title:	Title:

STATE OF TEXAS

	By:	/s/ Richard A. Muscat
	Name:	Richard A. Muscat
	Title:	Assistant Attorney General

DOCKET NO. 12700    AGREED ORDER    PAGE 11

Agreed to and accepted by:

EL PASO ELECTRIC COMPANY	PHELPS DODGE REFINING
CORPORATION & CHEVRON U.S.A., INC.

By:	By:	/s/ [ILLEGIBLE]
Name:	Name:
Title:	Title:

PUBLIC UTILITY COMMISSION OF	BORDER STEEL ROLLING MILLS,
TEXAS GENERAL COUNSEL	INC. AND EL PASO IRON &METAL
COMPANY

By:	By:
Name:	Name:
Title:	Title:

OFFICE OF PUBLIC UTILITY	The execution of this Agreed Order by Border
COUNSEL	Steel Rolling Mills, Inc. and El Paso Iron &
Metal Company is subject to the approval of the
By:	U.S. Bankruptcy Court for the Western District
Name:	of Texas, El Paso Division.
Title:

CITY OF EL PASO	DEPARTMENT OF DEFENSE

By:	By:	/s/ David A. McCormick
Name:	Name:	David A. McCormick
Title:	Title:	General Attorney

INTERNATIONAL BROTHERHOOD OF
ASARCO INCORPORATED	ELECTRICAL WORKERS

By:	By:
Name:	Name:
Title:	Title:

STATE OF TEXAS

By:
Name:
Title:

DOCKET NO. 12700    AGREED ORDER    PAGE 11

Agreed to and accepted by:

EL PASO ELECTRIC COMPANY		PHELPS DODGE REFINING
CORPORATION & CHEVRON U.S.A., INC.

By:		By:
Name:		Name:
Title:		Title:

PUBLIC UTILITY COMMISSION OF		BORDER STEEL ROLLING MILLS,
TEXAS GENERAL COUNSEL		INC. AND EL PASO IRON &METAL
COMPANY

By:	/s/ Charles E. Johnson	By:
Name:	Charles E. Johnson	Name:
Title:	Assistant General Counsel	Title:

OFFICE OF PUBLIC UTILITY		The execution of this Agreed Order by Border
COUNSEL		Steel Rolling Mills, Inc. and El Paso Iron &
Metal Company is subject to the approval of the
By:	/s/ Marion T. Drew	U.S. Bankruptcy Court for the Western District
Name:	Marion T. Drew	of Texas, El Paso Division.
Title:	Asst. Public Counsel

CITY OF EL PASO		DEPARTMENT OF DEFENSE

By:		By:
Name:		Name:
Title:		Title:

INTERNATIONAL BROTHERHOOD OF
ASARCO INCORPORATED		ELECTRICAL WORKERS

By:	/s/ J. Alan Holman	By:	/s/ [ILLEGIBLE]
Name:	Attorney-of-Record	Name:	[Illegible]
Title:	J. Alan Holman	Title:	Attorney for IBEW

STATE OF TEXAS

By:
Name:
Title:

Attachment 1
To Agreed Order
in Docket No. 12700

Findings of Fact

Introduction and Procedural Matters

1.On January 10, 1994, Central and South West Corporation ("CSW") and El Paso Electric Company (the "Company") jointly referred to as "Applicants") filed two applications under PURA § 1.251 (formerly § 63) requesting that the Commission find their proposed reacquisition of the previously leased Palo Verde assets to be in the public interest and that the proposed acquisition of 100 percent of the Company's stock by CSW to be in the public interest.

2.On the same date, the Applicants filed an application under PURA § 2.212 (formerly § 43) seeking a base rate increase for the Company and implementation of certain regulatory, ratemaking, and accounting treatments to satisfy conditions to the effectiveness of the merger.

3.The hearing on the merits was convened on April 20, 1994, and was finally recessed, but not adjourned, on November 1, 1994.

4.The Applicants published notice of the requested rate increase in English and Spanish once a week for four consecutive weeks in newspapers of general circulation in El Paso, Culberson, and Hudspeth Counties in Texas, the three counties in which the Company provides electric service. Applicants also provided individual notice by mail to all affected utility customers, and provided notice to the county judges of the three affected counties and to all affected municipalities.

5.The Commission signed an Interim Order, Severance Order and Order of Remand on March 3, 1995.

Attachment 1

Stipulation and Settlement Agreement

6.    On July 27, 1995, the Company and the City executed a Stipulation and Settlement Agreement ("Stipulation") contemplating an increase in rates for the Company. A copy of the Stipulation is attached as Schedule D hereto. The Stipulation was admitted into evidence at the Commission's final order meeting on August 2, 1995.

7.All parties to this docket that participated in matters resolved by the Agreed Order, except Chevron U.S.A., Inc., have signed the Stipulation or withdrawn as parties. No party to this docket opposes the Stipulation.

8.The record developed in this case, as well as the intensive negotiations that preceded the Stipulation, the careful scrutiny of the rates resulting from the Stipulation by all parties, including General Counsel, the OPC and the City, and the fact that the Order contemplated by the Stipulation is acceptable to the Company and a diverse group of ratepayers who represent the entire spectrum of the Company's customers, combine to demonstrate that this Order, setting rates consistent with the Stipulation, results in just and reasonable rates. Furthermore, the adoption of rates consistent with the Stipulation serves the public interest in that it promotes the adequate and efficient provision of service, is in accordance with applicable law, conserves resources, avoids the uncertainties inherent in future litigation and reduces rate case expenses now and in the future.

9.The Commission signed on August 2, 1995 a Second Interim Order that approved interim rates for the Company consistent with the Stipulation.

The Company's Bankruptcy

10.    The Company filed a petition in bankruptcy court for protection under Chapter 11 on January 8, 1992.

Attachment 1

Description of the Company

11.The Company is an investor-owned electric utility engaged in the generation, transmission and distribution of electricity to retail customers in the states of Texas and New Mexico, wholesale customers (other utilities), and to the national utility of the Republic of Mexico (the "Comisión Federal de Electricidad" or "CFE").

12.The Company owns or has an interest in 1,497 MW of installed generation capacity, including 600 MW of nuclear capacity, 793 MW of gas capacity, and 104 MW of coal capacity. The Palo Verde Nuclear Generating Station ("Palo Verde") consists of three 1,270 MW nuclear units that have total capability of 3,810 MW. The Company owns or leases 15.8 percent of Palo Verde which represents approximately a 200 MW share of each unit, or 600 MW total.

13.The Company's three major FERC jurisdictional wholesale customers are Imperial Irrigation District ("IID"), Texas-New Mexico Power Co. ("TNP") and Rio Grande Electric Cooperative, Inc. ("RGEC").

Reacquisition of the Leased Palo Verde Assets

14.In 1986 and 1987, the Company entered into sale and leaseback transactions involving 100 percent of its 15.8 percent interest in Palo Verde Unit 2 and 39.5 percent of its 15.8 percent interest in Palo Verde Unit 3.

15.Applying the PURA § 2.206 (formerly § 4l(a)) standard, the reasonable rate base value of the reacquired Palo Verde plant is the prudent original cost of $718,944,000 less depreciation of $141,452,000 through December 1994, for a total rate base of $577,492,000.

16.Pursuant to the Stipulation, the Company's decision to reacquire the Palo Verde assets is prudent and reasonable, and the reacquisition of the Palo Verde assets is in the public interest.

Attachment 1

Revenue Requirement Phase

17.The Company's quality and continuity of service are high.

18.On November 3, 1994, the Company and the General Counsel filed a Joint Stipulation of issues related to the Company's Demand Side Management ("DSM") and Energy Efficiency Plan ("EEP"). The terms of the Joint Stipulation are as follows:

a.	The Company is in substantial compliance with all previous Commission recommendations and orders relating to the DSM and EEP programs, including Docket Nos. 9165 and 9945.

b.
Given the Company's demonstrated substantial compliance with all previous Commission orders relating to the DSM and EEP programs, no reporting is necessary in any future Company case with regard to any Commission order or Commission Staff finding prior to entry of an order in this case.

c.	The Company's residential audit program follow-up procedure is appropriate and necessary and should be continued in its current form.

d.
Based upon the Company's demonstrated substantial compliance related to its DSM and EEP programs and the agreements contained in the Joint Stipulation, the parties agree that all requirements of previous final orders have been met. The General Counsel agrees that the Staff will evaluate a Company DSM or EEP program in the future based on the merits of the program and agreements contained in the Joint Stipulation and not in any way based on the Company's actions prior to the entry of a final order in this docket.

Miscellaneous Revenue Requirement

19.    As part of the overall settlement of this case, a reasonable sharing beginning July 1, 1995 and continuing during the Freeze Period of all margins on off-system sales (as defined in the Stipulation) and wheeling revenues will allow ratepayers to receive (i) 25 percent of such margins and revenues in the form of a credit to their fuel costs during the five-year period commencing July 1, 1995 and (ii) 50 percent of such margins and revenues during the remainder of the Freeze Period. Incremental costs associated with off-

Attachment 1

system sales shall not reduce the Company's reconcilable fuel costs, and the Company shall not be required to calculate any incremental costs it incurs in connection with off-system sales.

20.As part of the overall settlement of this case, a reasonable sharing from July 1, 1995 and continuing during the Freeze Period of margins on off-system sales made by affiliates or subsidiaries of the Company will allow ratepayers to receive 25% of such margins.

Compliance Orders

21.The Company has satisfactorily complied with all outstanding Commission compliance orders.

Accounting Deferrals

22.It is appropriate to adjust Palo Verde Unit 3 accounting deferrals to remove the deferred lease payments and carrying charges on Palo Verde Unit 3 plant costs. Therefore, a balance of $4,308,000 Unit 3 accounting deferrals, less $1,457,000 of related ADFIT, as of June 30, 1993, will be included in rate base and amortized by the end of the Freeze Period.

23.ADFIT related to disallowed Unit 3 deferrals should not be reflected as a reduction to the Unit 3 deferral balance.

24.It is appropriate to include Palo Verde Units 1 and 2 accounting deferrals in rate base and to amortize these deferrals by the end of the Freeze Period.

Invested Capital

25.The Company's invested capital is properly calculated as presented on Schedule A of the Order.

26.One hundred percent of Palo Verde Unit 3 is deemed used and useful and included in rate base.

Attachment 1

27.It is reasonable to recognize for rate purposes certain assets as a mechanism to implement the intent of the Signatories that the Company's base rates during the Freeze Period will not be changed regardless of future increases or decreases in the Company's cost of service. The assets so recognized are detailed in ordering paragraphs 11, 12 and 13.

Cost of Capital

28.    The reasonable cost of equity for the Company is 12.0 percent.

29.    The appropriate weighted overall cost of capital is 9.14 percent.

Decommissioning Expense

30.    The reasonable decommissioning expense for the Palo Verde units is reflected in Schedule C to this Order.

31.State agencies are responsible for establishing an appropriate level of decommissioning funding and the mechanism for collecting and retaining funds above the NRC minimum required amount.

32.An escalation rate of 4.30 percent, as recommended by Staff, should be used to adjust decommissioning expense for inflation.

Attachment 1

33.Decommissioning expense should be calculated using the existing inflation-adjusted method using a 3.90 percent inflation rate and using the following investment earnings rates:

Decommissioning Funds

1/1/1995 - 1/1/996	5.10 percent
1/1/1996 - 1/1/2000	5.11 percent
1/1/2000 - 1/1/2001	5.72 percent
1/1/2001 – thereafter	6.20 percent

Spent Fuel Fund

1/1/1995	5.49 percent

34.The Company's beginning fund balances for Palo Verde Units 1, 2 and 3 decommissioning funds, as described in Schedule C, are appropriate and should be used. The Company's requested D-1 allocator, 0.6998166, is reasonable to determine the Texas jurisdictional portion of the approved expenses.

Depreciation and Amortization Expense

35.Staff s proposed (i) remaining life and (ii) depreciation rates for the Palo Verde plant are reasonable. The Company's proposed depreciation rates for non-nuclear plant are appropriate.

36.Amortization of the existing Mirror CWIP over 33 years is appropriate resulting in an amortization expense for the existing Mirror CWIP asset of $1,128,000 and for the existing Mirror CWIP liability of ($698,000).

Rate Moderation Plan and Mirror CWIP

37.It is in the public interest to terminate the Docket No. 7460 RMP as of June 30, 1993, include the balance of the deferrals in rate base, and amortize them by the end of the Freeze Period. Accordingly, the amount of the RMP deferrals and existing Mirror CWIP contained in Schedule A are appropriate.

Attachment 1

38.Pursuant to the Stipulation, the City's rate case expenses addressed in this docket are found to be reasonable, reimbursable to the City, and are deemed recovered by the Company. The Company's rate case expenses addressed in this docket are also deemed recovered by the Company.

Jurisdictional Cost Allocation

39.The Company's use of the 12-CP method for jurisdictional cost allocation is reasonable.

40.The Company's exclusion of CFE and IID-C sales from its jurisdictional cost study is reasonable.

41.It is reasonable to allocate Accounts 519 and 520 on the basis of the Company's energy allocator.

42.The Company's non-allocation of Accounts 907-910 to FERC customers is reasonable.

43.It is reasonable for the Company to exclude amortization expense when allocating its depreciation expense.

Class Cost Allocation

44.The Company's use of the A&E-4CP methodology to allocate demand-related costs to its various customer classes is reasonable.

45.The Company's exclusion of non-firm sales from its class cost allocation process is reasonable.

Assignment of Class Allocators

Attachment 1

46.    It is reasonable to make a corresponding adjustment to the Company's class allocator to reflect the jurisdictional assignment of Account 519 and Account 520.

47.    It is reasonable to classify fuel inventory as energy-related.

48.    The Company's allocation of its distribution plant accounts using a non-coincident peak demand allocator is reasonable.

Revenue Distribution

49.The Company's annualization method, used to adjust the test year billing determinants for the effects of customer growth or decline, is reasonable.

Rate Design

50.The tariffs approved in connection with the Second Interim Order entered in this docket on August 2, 1995 reflect the appropriate and reasonable resolution of all cost allocation, revenues distribution, and rate design issues.

51.The Company's proposed modifications to Rate 08 are reasonable.

52.The Company's proposed changes to the Off-Peak Rider m Rate 24, as modified by Staff's recommendation to increase the energy charge, are reasonable.

53.The Company's optional demand billing service for customers taking under Rate 02 is reasonable and beneficial to the Company's customers.

54.The Company's proposed hours-use rate, which is applicable to Rate 25 customers, is reasonable.

Attachment 1

55.The Company's separately metered rate for thermal energy storage systems under a rider to Rate 24 and Rate 25, as modified by the stipulation between General Counsel and the Company, is reasonable.

56.The Company's proposal to offer interruptible power service under Rate 27 and Rate 38 is reasonable.

57.The changes recommended by the DOD to the Company's Rate 31 are reasonable because they move the demand and energy components of the rate closer to unit costs.

58.The Company's proposal to broaden the applicability clause in Rate 33 is reasonable. The proposed tariff adequately addresses the potential for a free rider taking under this rate.

59.A 2,000 kW minimum demand level for Rate 43, as stipulated to by the State and the Company, is reasonable.

60.The changes to the Company's cogeneration rates, Rate 45, Rate 46, and Rate 47, as modified by the stipulation between the State and the Company, are reasonable.

61.The Company's changes to the tariff language in Rate 99, as modified by Staff: are reasonable.

62.The Company's proposed changes to its service rules and regulations, as modified by the uncontested recommendations of the State, Staff: and the Company's rebuttal witness, are reasonable.

63.The Company filed a notice of intent to implement rates under bond in connection with its application in this docket to change rates. The bonded rates went into effect on July 16, 1994 upon approval of the bond by the Commission's Hearings Division.

64.It is reasonable to assign no base rate increase to Rate 30 because Border Steel is currently in Chapter 11 bankruptcy and any base rate increase in Rate 30 will likely cause it to go out of business.

Attachment 1

65.With the exception of limiting the low income rider to persons age 65 or older, it is reasonable to adopt Staff s proposed changes to the Company's low income rider. Accordingly, the low income rider program will apply to all Company residential customers who have an active service account and meet the qualifications for income assistance, as defined by the Department of Human Services.

66.Until the Company submits additional testimony in its next rate filing package concerning the removal of non-school customers, the Company's proposal to limit the applicability of Rate 41 to current non-school customers and to public school accounts, grades kindergarten through 12, is reasonable. To the extent, however, that any City or County account, which was not in Rate 41 at the time of the Commission's Docket No. 9945 Order, receives service under Rate Class 41, it is reasonable that all state agency accounts become eligible for Rate 41.

Stipulation as Settlement

67.The Stipulation, as approved by the Commission, represents a fair, just and reasonable solution to the issues being resolved. Consistent with the Stipulation and the record in this proceeding, the ten year rate freeze agreed to by the signatories to the Stipulation is in the public interest and results in just and reasonable rates. Moreover, the Stipulation will serve the purpose of moderating the rates of the Company in the Texas jurisdiction during the Freeze Period. The Stipulation reflects settlement discussions. It is recognized and agreed by the Signatories that the Stipulation is made and filed solely in connection with the compromise and settlement of rate matters related to the Company and is subject to the specific approval of the Commission of the matters therein stipulated. By entering into the Stipulation, none of the Signatories is deemed to have approved or acquiesced in any ratemaking principle, valuation methodology, method of cost-of-service determination, method of revenue calculation, or cost allocation or rate design principle underlying any of the provisions and agreements contained therein. It is the result of a unique fact situation, and its resolution is specific to the circumstances presented. The Stipulation does not prejudice, bind, or affect any Signatory, or constitute an admission, except to the extent necessary to give effect to or enforce the terms of the Stipulation or unless otherwise specifically stated therein.

Attachment 1

Conclusions of Law

l.    The Company is a public utility as defined in the Public Utility Regulatory Act of 1995, S.B. 319, 74th Leg., R.S. 1995 ("PURA") § 2.001 (formerly § 3(c)) and is therefore subject to the Commission's jurisdiction and authority.

2.The Commission has jurisdiction over this docket pursuant to PURA §§ 1.101, 2.101, 2.108, 2.201, 2.212, 2.214, 2.216 and 1.251 (formerly §§ 16, 17, 26, 37, 43, 45, 47 and 63).

3.The Applicants provided notice of this proceeding as required by PURA § 2.212 (formerly § 43) and P.U.C. PROC. R. 22 51(a).

4.The Company is a debtor-in-possession under the Bankruptcy Code and is subject to the ongoing jurisdiction of the United States Bankruptcy Court for the Western District of Texas, Austin Division.

5.The Bankruptcy Code prohibits discrimination against the debtor based on the filing of the bankruptcy, and no action taken in this proceeding violates that prohibition. 1 1 U.S.C. § 525.

6.Pursuant to the Stipulation, the reacquisition of the leased Palo Verde Units 2 and 3 assets is in the public interest, and the decisions attendant to the reacquisition were reasonable and prudent when made.

7.The rate filing package filed by the Company meets the requirements of PURA § 2.212(a) (formerly § 43(a)) regarding the contents of a statement of intent.

8.The Company has complied with the requirements of P.U.C. SUBST R. 23.22 regarding energy efficiency plans.

Attachment 1

9.One hundred percent of Palo Verde Unit 3 is used and useful.

10.As required by PURA § 2.206 (formerly § 41(a)) the net plant component of the Company's invested capital as set forth in Schedule A of the Order, is based on the original cost of property used and useful to the Company in providing electric utility service.

11.The Company must comply with P.U.C. SUBST. R. 23.21(b)(1)(F) and 23.59, which require all utilities to deposit monthly, in irrevocable trust funds external to the utility, the funds they collect from ratepayers for decommissioning.

12.The resolution of issues in this docket by the Stipulation is authorized by the Administrative Procedure Act, Tex. Gov't Code Ann. § 2001.056 (Vernon 1994) and is supported by evidence in the record. The Commission finds that the rates approved by this Order are just and reasonable and are in the public interest as specified in Conclusions of Law 13-15. Because this Order sets rates consistent with an unopposed settlement agreement among the parties, it is not necessary to resolve, and this Order does not resolve, issues that would have been presented for resolution on a contested basis. By entering this Order setting rates consistent with the Stipulation, the Commission does not approve or acquiesce in any specific ratemaking principle, valuation methodology, method of cost-of-service determination, method of revenue calculation, or cost allocation or rate design principle. This Order is the result of a unique fact situation, and the rates hereby approved are specific to the circumstances presented. This Order does not prejudice, bind, or affect the Commission in other pending or future cases except as may be appropriate to give effect to the terms of the Order.

13.    The rates provided for in this Order, together with all the terms of the Stipulation, will result in overall revenue that will permit the Company a reasonable opportunity to earn a reasonable return over and above its reasonable and necessary operating expenses, within the intent of PURA § 2.203(a) (formerly § 39(a)).

Attachment 1

14.    The rates and rate design provided in this Order and the Commission's findings of fact are just and reasonable, not unreasonably preferential, prejudicial, or discriminatory, but sufficient, equitable, and consistent in application to each group of customers, as required by PURA § 2.202 (formerly § 38)

15.Rates and rate desi provided in this Order and the Commission's findings of fact do not grant an unreasonable preference or advantage to any customer within a classification, subject any customer within a classification to any unreasonable prejudice or disadvantage, or establish unreasonable differences as to rates and services between localities or between classes of service within the meaning of PURA § 2.214 (formerly § 45).

16.The Company has met its burden of proof under PURA § 2.204 (formerly § 40) in demonstrating it is entitled to the level of revenue agreed to in the Stipulation.

SCHEDULE A
TO AGREED ORDER
IN DOCKET NO. 12700

PUBLIC UTILITY COMMISSION OF TEXAS
El Paso Electric Company Docket 12700 – STIPULATION
INVESTED CAPITAL
TEST YEAR ENDED JUNE 30, 1993
(Thousands of Dollars)

	(COLUMN 1)	(COLUMN 2)	(COLUMN 3)	(COLUMN 4)	(COLUMN 5)
		COMPANY	COMPANY	STIPULATED
	TEST YEAR	ADJUSTMENTS	REQUESTED	ADJUSTMENTS	STIPULATION
DESCRIPTION	PER BOOKS	TO TEST YEAR	TEST YEAR	TO REQUEST	TEST YEAR
PLANT IN SERVICE	1,546,063	667,227	2,213,290	77,726	2,291,016
ACCUMULATED DEPRECIATION	(401,251)	(60,752)	(462,003)	(21,245)	(483,248)

NET PLANT IN SERVICE	1,144,812	606,475	1,751,287	56,481	1,807,768
CONSTRUCTION WORK IN PROGRESS	41,928	(41,928)	0	0	0
NUCLEAR FUEL	49,028	(49,028)	0	0	0
CASH WORKING CAPITAL ALLOWANCE	29,064	(77,639)	(48,575)	619	(47,956)
MATERIALS AND SUPPLIES	35,820	(3,717)	32,103	0	32,103
PREPAYMENTS	6,287	(1,254)	5,033	524	5,557
FUEL INVENTORY	3,387	(2,423)	964	0	964
PV DEFERRED COSTS	163,403	(13,455)	149,948	(62,328)	87,620
TX CAPITALIZED UNIT 3	82,664	(82,664)	0	0	0
MIRROR CWIP ASSET	38,595	0	38,595	0	38,595
MIRROR CWIP LIABILITY	(31,647)	0	(31,647)	0	(31,647)
DEFERRED DEPRECIATION	27,238	(27,238)	0	0	0
LOC DRAWS	288,416	(288,416)	0	0	0
DECOMMISSIONING COSTS	11,512	(11,512)	0	0	0
BANKRUPTCY COSTS	30,625	(30,625)	0	0	0
REGULATORY STUDY COSTS - PALO VERDE	5,039	(5,039)	0	0	0
SFAF 109 ASSETS/LIABILITIES	40,311	(25,094)	15,217	(15,217)	0
ACCUMULATED DEFERRED FEDERAL INCOME TAXES	(173,243)	(61,771)	(235,014)	(24,391)	(259,405)
PRE 1971 INVESTMENT TAX CREDITS	(287)	0	(287)	0	(287)
CUSTOMER DEPOSITS	(4,880)	139	(4,741)	0	(4,741)
RATE MODERATION DEFERRALS	0	0	0	68,070	68,070
INJURIES AND DAMAGES RESERVE	(100)	0	(100)	0	(100)
ACCUM DEFERRED SIT	(43,671)	4,875	(38,796)	38,796	0
UNAMORT PV3 GAIN ON SALE	(36,619)	36,619	0	0	0
COMM. FED FIN DEF CR	(3,782)	3,782	0	0	0
COPPER 1 LEASE DEF CR	(5,381)	5,381	0	0	0
CUST ADV CONS/OTH DEF CR - COPPER 1	(1,834)	0	(1,834)	0	(1,834)

TOTAL INVESTED CAPITAL	1,696,685	(64,532)	1,632,153	62,554	1,694,707

SCHEDULE B
TO AGREED ORDER
IN DOCKET NO. 12700

ATTACHMENT "A" TO THE
STIPULATION AND SETTLEMENT AGREEMENT

PUBLIC UTILITY COMMISSION OF TEXAS
DOCKET NO. 12700

The net Texas jurisdictional value for the previously leased Palo Verde assets will be reduced by the  following amounts:

For any test year ending on or before December 31, 1994	$289,604,000

For any test year ending after December 31, 1994 but before December 31, 1995	$257,562,000

For any test year ending after December 31, 1995 but before December 31, 1996	$212,562,000

For any test year ending after December 31, 1996 but before December 31, 1997	$189,408,000

For any test year ending after December 31, 1997 hut before December 31, 1998	$154,158,000

For any test year ending after December 31, 1998 but before December 31, 1999	$110,498,000

For any test year ending after December 31, 1999 but before December 31, 2000	$120,343,000

For any test year ending after December 31, 2000 but before December 31, 2001	$184,313,000

For any test year ending after December 31, 2001 but before December 31, 2002	$205,173,000

For any test year ending after December 31, 2002 but before December 31, 2003	$229,725,000

For any test year ending after December 31, 2003 but before December 31, 2004	$154,752,000

These reductions, if applied, represent a reduction to Texas jurisdictional invested capital (rate base).

SCHEDULE C
TO AGREED ORDER
IN DOCKET NO. 12700

DECOMMISSIONING FUNDING PLAN - ANNUAL
UNIT 1, UNIT 2. UNIT 3 AND SPENT FUEL

Period	Year	Contributions	Net Fund Earnings	Decommissioning Outlays	Endings Balance
1	1994	1,590,426	450,295	—	19,270,914
2	1995	4,374,814	1,084,993	—	24,730,722
3	1996	4,545,432	1,373,990	—	30,650,143
4	1997	4,722,704	1,685,172	—	37,058,019
5	1998	4,906,889	2,021,896	—	43,986,805
6	1999	5,098,258	2,385,856	—	51,470,918
7	2000	5,297,090	3,065,826	—	59,833,834
8	2001	5,503,676	3,796,618	—	69,134,128
9	2002	5,718,320	4,365,391	—	79,217,839
10	2003	5,941,334	4,981,813	—	90,140,986
11	2004	6,173,046	5,649,285	—	101,963,317
12	2005	6,413,795	6,371,439	—	114,748,551
13	2006	6,663,933	7,152,144	—	128,564,628
14	2007	6,923,826	7,995,529	—	143,483,984
15	2008	7,193,856	8,905,995	—	159,583,834
16	2009	7,474,416	9,888,232	—	176,946,482
17	2010	7,765,918	10,947,241	—	195,659,641
18	2011	8,068,789	12,088,353	—	215,816,783
19	2012	8,383,472	13,317,245	—	237,517,500
20	2013	8,710,427	14,639,971	—	260,867,898
21	2014	9,050,134	16,062,977	—	285,981,008
22	2015	9,403,089	17,593,132	—	312,977,229
23	2016	9,769,810	19,237,752	—	341,984,791
24	2017	10,150,832	21,004,632	—	373,140,255
25	2018	10,546,715	22,902,070	—	406,589,039
26	2019	10,958,036	24,938,903	—	442,485,979
27	2020	11,385,400	27,124,544	—	480,995,923
28	2021	11,829,430	29,469,013	—	522,294,366
29	2022	12,290,778	31,982,975	—	566,568,120
30	2023	12,770,119	34,677,789	—	614,016,027
31	2024	13,268,153	37,565,384	31,249	664,818,315
32	2025	9,988,234	40,160,158	12,402,095	702,564,613
33	2026	7,520,040	42,029,797	21,524,656	730,589,794
34	2027	1,281,550	43,056,439	37,518,409	737,409,374
35	2028	—	42,413,839	64,615,778	715,207,435
36	2029	—	40,054,153	92,330,472	662,931,116
37	2030	—	35,886,689	118,263,103	580,554,701
38	2031	—	29,813,798	145,296,195	465,072,304
39	2032	—	23,028,486	131,951,210	356,149,581
40	2033	—	17,027,539	102,304,000	270,873,120

SCHEDULE C
TO AGREED ORDER
IN DOCKET NO. 12700

DECOMMISSIONING FUNDING PLAN - ANNUAL
UNIT 1, UNIT 2. UNIT 3 AND SPENT FUEL

Period	Year	Contributions	Net Fund Earnings	Decommissioning Outlays	Endings Balance
41	2034	—	13,909,903	34,374,444	250,408,579
42	2035	—	13,040,316	21,061,122	242,387,773
43	2036	—	13,053,268	8,510,014	246,931,029
44	2037	—	13,292,574	8,851,333	251,372,270
45	2038	—	13,525,133	9,231,565	255,665,838
46	2039	—	13,749,105	9,628,131	259,786,813
47	2040	—	13,962,290	10,069,244	263,679,858
48	2041	—	14,164,063	10,473,101	267,370,820
49	2042	—	14,353,386	10,923,000	270,801,206
50	2043	—	14,527,837	11,392,226	273,936,817
51	2044	—	14,684,554	11,914,162	276,707,209
52	2045	—	14,822,524	12,392,014	279,137,719
53	2046	—	14,940,233	12,924,346	281,153,607
54	2047	—	15,034,510	13,479,544	282,708,572
55	2048	—	15,101,648	14,097,111	283,713,109
56	2049	—	15,140,112	14,662,517	284,190,704
57	2050	—	15,147,752	15,292,383	284,046,074
58	2051	—	15,120,442	15,949,307	283,217,209
59	2052	—	15,053,400	16,680,026	281,590,583
60	2053	—	14,944,390	17,349,027	279,185,945
61	2054	—	14,790,427	18,094,300	275,882,072
62	2055	—	14,586,162	18,871,588	271,596,646
63	2056	—	14,325,447	19,736,191	266,185,903
64	2057	—	14,005,119	20,527,769	259,663,253
65	2058	—	13,621,100	21,409,592	251,874,761
66	2059	—	13,166,483	22,329,297	242,711,947
67	2060	—	12,633,386	23,352,315	231,993,018
68	2061	—	12,017,425	24,288,929	219,721,514
69	2062	—	11,313,097	25,332,323	205,702,289
70	2063	—	10,511,518	26,420,538	189,793,268
71	2064	—	9,602,607	27,630,997	171,764,878
72	2065	—	8,580,382	28,739,220	151,606,041
73	2066	—	7,437,496	29,973,787	129,069,749
74	2067	—	287,367	129,357,116	(1)

SCHEDULE C
TO AGREED ORDER
IN DOCKET NO. 12700

DECOMMISSIONING FUNDING PLAN - ANNUAL
UNIT 1, UNIT 2. UNIT 3 AND SPENT FUEL
PALO VERDE UNIT 1

Period	Year	Contributions	Net Fund Earnings	Decommissioning Outlays	Endings Balance
1	1994	546,178	162,043	—	6,919,480
2	1995	1,124,205	378,621	—	8,422,306
3	1996	1,168,049	457,043	—	10,047,399
4	1997	1,213,603	541,087	—	11,802,089
5	1998	1,260,934	631,792	—	13,694,815
6	1999	1,310,110	729,588	—	15,734,513
7	2000	1,361,205	935,876	—	18,031,594
8	2001	1,414,292	1,156,828	—	20,602,714
9	2002	1,469,449	1,317,693	—	23,389,855
10	2003	1,526,757	1,492,004	—	26,408,617
11	2004	1,586,301	1,680,730	—	29,675,648
12	2005	1,648,167	1,884,906	—	33,208,720
13	2006	1,712,445	2,105,635	—	37,026,800
14	2007	1,779,231	2,344,095	—	41,150,126
15	2008	1,848,621	2,601,543	—	45,600,289
16	2009	1,920,717	2,879,320	—	50,400,325
17	2010	1,995,625	3,178,856	—	55,574,805
18	2011	2,073,454	3,501,676	—	61,149,936
19	2012	2,154,319	3,849,409	—	67,153,664
20	2013	2,238,337	4,223,789	—	73,615,790
21	2014	2,325,632	4,626,666	—	80,568,088
22	2015	2,416,332	5,060,013	—	88,044,434
23	2016	2,510,569	5,525,933	—	96,080,935
24	2017	2,608,481	6,026,666	—	104,716,082
25	2018	2,710,212	6,564,602	—	113,990,896
26	2019	2,815,910	7,142,288	—	123,949,095
27	2020	2,925,731	7,762,437	—	134,637,262
28	2021	3,039,834	8,427,939	—	146,105,035
29	2022	3,158	9,141,875	—	158,405,298
30	2023	3,281,565	9,907,528	—	171,594,391
31	2024	3,409,546	10,728,237	31,249	185,700,925
32	2025	—	11,111,801	11,895,704	184,917,022
33	2026	—	11,021,735	13,143,238	182,795,519
34	2027	—	10,595,652	22,001,952	171,389,219
35	2028	—	9,128,875	44,852,718	135,665,377
36	2029	—	7,013,372	41,899,572	100,779,176
37	2030	—	4,848,875	41,980,341	63,647,711
38	2031	—	2,695,602	37,540,112	28,803,200
39	2032	—	1,046,800	22,192,402	7,657,599
40	2033	—	57,646	7,715,245	—

SCHEDULE C
TO AGREED ORDER
IN DOCKET NO. 12700

DECOMMISSIONING FUNDING PLAN - ANNUAL
UNIT 1, UNIT 2. UNIT 3 AND SPENT FUEL
PALO VERDE UNIT 2

Period	Year	Contributions	Net Fund Earnings	Decommissioning Outlays	Endings Balance
1	1994	463,355	189,487	—	7,988,479
2	1995	953,729	429,200	—	9,371,409
3	1996	990,925	501,434	—	10,863,768
4	1997	1,029,571	578,541	—	12,471,880
5	1998	1,069,724	661,594	—	14,203,198
6	1999	1,111,443	750,975	—	16,065,616
7	2000	1,154,790	949,507	—	18,169,913
8	2001	1,199,827	1,159,417	—	20,529,156
9	2002	1,246,620	1,306,918	—	23,082,694
10	2003	1,295,238	1,466,511	—	25,844,443
11	2004	1,345,752	1,639,059	—	28,829,255
12	2005	1,398,237	1,825,484	—	32,052,976
13	2006	1,452,768	2,026,772	—	35,532,515
14	2007	1,509,426	2,243,971	—	39,285,912
15	2008	1,568,293	2,478,202	—	43,332,407
16	2009	1,629,457	2,730,659	—	47,692,522
17	2010	1,693,006	3,002,617	—	52,388,145
18	2011	1,759,033	3,295,435	—	57,442,614
19	2012	1,827,635	3,610,562	—	62,880,811
20	2013	1,898,913	3,949,542	—	68,729,266
21	2014	1,972,971	4,314,022	—	75,016,258
22	2015	2,049,916	4,705,758	—	81,771,932
23	2016	2,129,863	5,126,620	—	89,028,416
24	2017	2,212,928	5,578,604	—	96,819,948
25	2018	2,299,232	6,063,833	—	105,183,013
26	2019	2,388,902	6,584,573	—	114,156,488
27	2020	2,482,069	7,143,236	—	123,781,793
28	2021	2,578,870	7,742,393	—	134,103,056
29	2022	2,679,446	8,384,781	—	145,167,283
30	2023	2,783,944	9,073,319	—	157,024,546
31	2024	2,892,518	9,811,113	—	169,728,177
32	2025	2,750,467	10,598,929	506,391	182,571,183
33	2026	—	11,034,735	8,381,419	185,224,499
34	2027	—	11,187,180	8,741,464	187,670,215
35	2028	—	11,277,182	10,592,255	188,355,142
36	2029	—	10,332,530	40,272,719	158,414,953
37	2030	—	8,119,636	51,024,450	115,510,139
38	2031	—	5,496,824	49,945,237	71,061,726
39	2032	—	2,982,617	42,724,310	31,320,033
40	2033	—	1,104,879	25,135,600	7,289,311
41	2034	—	36,552	7,325,864	(1)

SCHEDULE C
TO AGREED ORDER
IN DOCKET NO. 12700

DECOMMISSIONING FUNDING PLAN - ANNUAL
UNIT 1, UNIT 2. UNIT 3 AND SPENT FUEL PALO VERDE UNIT 3

Period	Year	Contributions	Net Fund Earnings	Decommissioning Outlays	Endings Balance
1	1994	580,894	98,765	—	4,362,955
2	1995	1,195,661	249,927	—	5,808,544
3	1996	1,242,292	325,266	—	7,376,101
4	1997	1,290,741	406,438	—	9,073,281
5	1998	1,341,080	494,275	—	10,908,636
6	1999	1,393,383	589,213	—	12,891,232
7	2000	1,447,724	775,337	—	15,114,293
8	2001	1,504,186	978,558	—	17,597,037
9	2002	1,562,849	1,134,044	—	20,293,930
10	2003	1,623,800	1,302,864	—	23,220,595
11	2004	1,687,128	1,485,989	—	26,393,712
12	2005	1,752,926	1,684,455	—	29,831,094
13	2006	1,821,290	1,899,368	—	33,551,752
14	2007	1,892,321	2,131,910	—	37,575,982
15	2008	1,966,121	2,383,340	—	41,925,444
16	2009	2,042,800	2,655,004	—	46,623,248
17	2010	2,122,469	2,948,338	—	51,694,055
18	2011	2,205,245	3,264,873	—	57,164,174
19	2012	2,291,250	3,606,242	—	63,061,665
20	2013	2,380,609	3,974,187	—	69,416,461
21	2014	2,473,452	4,370,568	—	76,260,482
22	2015	2,569,917	4,797,366	—	83,627,765
23	2016	2,670,144	5,256,694	—	91,554,604
24	2017	2,774,280	5,750,806	—	100,079,689
25	2018	2,882,476	6,282,103	—	109,244,268
26	2019	2,994,893	6,853,145	—	119,092,306
27	2020	3,111,694	7,466,662	—	129,670,661
28	2021	3,233,050	8,125,561	—	141,029,272
29	2022	3,359,139	8,832,944	—	153,221,355
30	2023	3,490,145	9,592,111	—	166,303,611
31	2024	3,626,261	10,406,583	—	180,366,455
32	2025	3,767,685	11,280,109	—	195,384,249
33	2026	3,914,625	12,216,682	—	211,515,557
34	2027	667,122	12,953,112	6,774,993	218,360,798
35	2028	—	13,226,275	9,170,805	222,416,268
36	2029	—	13,444,744	10,158,181	225,702,831
37	2030	—	13,146,213	25,258,312	213,590,732
38	2031	—	11,313,043	57,810,846	167,092,929
39	2032	—	8,124,936	67,034,498	108,183,367
40	2033	—	4,394,019	69,453,155	43,124,231
41	2034	—	1,772,734	27,048,580	17,848,385
42	2035	—	314,552	18,162,939	(1)

SCHEDULE C
TO AGREED ORDER
IN DOCKET NO. 12700

DECOMMISSIONING FUNDING PLAN - ANNUAL
SPENT FUEL

Period	Year	Contributions	Net Fund Earnings	Decommissioning Outlays	Endings Balance
—	1994	—	—	—	—
1	1995	1,101,218	27,245	—	1, 128,463
2	1996	1,144,165	90,247	—	2,362,876
3	1997	1,188,788	159,106	—	3,710,769
4	1998	1,235,151	234,236	—	5,180,156
5	1999	1,283,322	316,080	—	6,779,557
6	2000	1,333,371	405,106	—	8,518,035
7	2001	1,385,373	501,815	—	10,405,222
8	2002	1,439,402	606,736	—	12,451,359
9	2003	1,495,539	720,433	—	14,667,331
10	2004	1,553,865	843,507	—	17,064,703
11	2005	1,614,465	976,593	—	19,655,761
12	2006	1,677,430	1,120,370	—	22,453,561
13	2007	1,742,849	1,275,554	—	25,471,964
14	2008	1,810,821	1,442,910	—	28,725,695
15	2009	1,881,443	1,623,949	—	32,230,386
16	2010	1,954,819	1,817,430	—	36,002,635
17	2011	2,031,057	2,026,368	—	40,060,060
18	2012	2,110,268	2,251,032	—	44,421,360
19	2013	2,192,568	2,492,452	—	49,106,381
20	2014	2,278,079	2,751,720	—	54,136,180
21	2015	2,366,924	3,029,994	—	59,533,098
22	2016	2,459,234	3,328,505	—	65,320,836
23	2017	2,555,144	3,648,556	—	71,524,536
24	2018	2,654,794	3,991,531	—	78,170,862
25	2019	2,758,331	4,358,897	—	85,288,090
26	2020	2,865,906	4,752,210	—	92,906,207
27	2021	2,977,677	5,173,120	—	101,057,003
28	2022	3,093,806	5,623,375	—	109,774,184
29	2023	3,214,464	6,104,830	—	119,093,479
30	2024	3,339,829	6,619,451	—	129,052,758
31	2025	3,470,082	7,169,319	—	139,692,159
32	2026	3,605,415	7,756,645	—	151,054,219
33	2027	614,428	8,320,495	—	159,989, 141
34	2028	—	8,781,507	—	168,770,648
35	2029	—	9,263,507	—	178,034, 155
36	2030	—	9,771,964	—	187,806, 120
37	2031	—	10,308,329	—	198,114,449
38	2032	—	10,874,134	—	208,988,583
39	2033	—	11,470,995	—	220,459,578
40	2034	—	12,100,617	—	232,560,195

SCHEDULE C
TO AGREED ORDER
IN DOCKET NO. 12700

DECOMMISSIONING FUNDING PLAN - ANNUAL
SPENT FUEL

Period	Year	Contributions	Net Fund Earnings	Decommissioning Outlays	Endings Balance
41	2035	—	12,725,763	2,898,184	242,387,775
42	2036	—	13,053,268	8,510,014	246,931,029
43	2037	—	13,292,574	8,851,333	251,372,270
44	2038	—	13,525,133	9,231,565	255,665,838
45	2039	—	13,749,105	9,628,131	259,786,813
46	2040	—	13,962,290	10,069,244	263,679,858
47	2041	—	14,164,063	10,473,101	267,370,820
48	2042	—	14,353,386	10,923,000	270,801,206
49	2043	—	14,527,837	11,392,226	273,936,817
50	2044	—	14,684,554	11,914,162	276,707,209
51	2045	—	14,822,524	12,392,014	279,137,719
52	2046	—	14,940,233	12,924,346	281,153,607
53	2047	—	15,034,510	13,479,544	282,708,572
54	2048	—	15,101,648	14,097,111	283,713,109
55	2049	—	15,140,112	14,662,517	284,190,704
56	2050	—	15,147,752	15,292,383	284,046,074
57	2051	—	15,120,442	15,949,307	283,217,209
58	2052	—	15,053,400	16,680,026	281,590,583
59	2053	—	14,944,390	17,349,027	279,185,945
60	2054	—	14,790,427	18,094,300	275,882,072
61	2055	—	14,586,162	18,871,588	271,596,646
62	2056	—	14,325,447	19,736,191	266,185,903
63	2057	—	14,005,119	20,527,769	259,663,253
64	2058	—	13,621,100	21,409,592	251,874,761
65	2059	—	13,166,483	22,329,297	242,711,947
66	2060	—	12,633,386	23,352,315	231,993,018
67	2061	—	12,017,425	24,288,929	219,721,514
68	2062	—	11,313,097	25,332,323	205,702,289
69	2063	—	10,511,518	26,420,538	189,793,268
70	2064	—	9,602,607	27,630,997	171,764,878
71	2065	—	8,580,382	28,739,220	151,606,041
72	2066	—	7,437,496	29,973,787	129,069,749
73	2067	—	287,367	129,357,116	(1)

SCHEDULE C
TO AGREED ORDER
IN DOCKET NO. 12700

DECOMMISSIONING FUNDING PLAN - ANNUAL
UNIT 1, UNIT 2, UNIT 3 AND SPENT FUEL

The Company's beginning balances for Palo Verde Units 1, 2, and 3 decommissioning funds are as follows:

Unit 1	6,211,259.42
Unit 2	7,335,637.35
Unit 3	3,683,296.65

SCHEDULE D

APPLICATION OF EL PASO	§	PUBLIC UTILITY COMMISSION

ELECTRIC COMPANY FOR	§	OF TEXAS

AUTHORITY TO CHANGE RATES	§

STIPULATION AND SETTLEMENT AGREEMENT
WHEREAS, on January 10, 1994, El Paso Electric Company (the "Company") filed with the Public Utility Commission of Texas (the "Commission") (i) a petition to increase rates pursuant to Section 43 of the Public Utility Regulatory Act ("PURA"), Tex. Rev. Civ. Stat. Ann. art. 1446c (recodified as the Public Utility Regulatory Act of 1995, S.B. 319, 74th Leg., R.S. 1995), (ii) a petition to reconcile fuel and purchased power costs for the period April 1, 1989 through June 30, 1993, and to revise the Company's fixed fuel factors (the "fuel matters"), and (iii) applications pursuant to Section 63 of PURA for public interest determinations with respect to the Company's request to (a) reacquire the Palo Verde Nuclear Generating Station ("Palo Verde") leased assets and (b) merge with a utility holding company subject to certain regulatory and accounting conditions, which petitions and applications were assigned Docket No. 12700; and
WHEREAS, the Company also filed its PURA § 43 (recodified as PURA § 2.212) petition to increase rates within the City of El Paso (the "City") and other municipalities in the Company's service territory retaining original jurisdiction over the Company's rates; and
WHEREAS, the City and such municipalities have taken action concerning the Company's rates, the Company has appealed those actions to the Commission, and those appeals have been consolidated under Docket No. 12700; and
WHEREAS, on March 3, 1995, the Commission issued its Interim Order, Severance Order, and Order of Remand (the "Interim Order") in Docket No. 12700, wherein the Commission entered its Interim Order in the merger, reacquisition and rate cases and severed the fuel matters from Docket No. 12700 into a new docket. Docket No. 13966, for which the

Commission separately issued a final order, which several parties have now appealed to the Travis County District Court; and
WHEREAS, there are currently pending in the Texas courts several appeals of prior Commission dockets concerning the Company's rates, including Docket Nos. 8018, 8078, 8363, 9945 and 13966; and
WHEREAS, there are currently pending on remand at the Commission, following judicial review, two Commission dockets, Docket No. 8363 and Docket No. 8588, which have been assigned Docket Nos. 14000 and 14120, respectively; and
WHEREAS, the parties desire to resolve the above-described regulatory matters and appeals on a comprehensive basis; and
WHEREAS, the public interest will be served by the adoption of orders consistent with this Stipulation because it provides for the expeditious implementation of rates that are just and reasonable for the Company and its Texas customers, promotes the adequate and efficient provision of service, and is in accordance with applicable law, and
WHEREAS, resolution on a stipulated basis of the matters set forth herein would conserve resources, avoid the uncertainties inherent in future litigation, and reduce rate case expenses now and in the future;
NOW, THEREFORE, in consideration of the mutual agreements and covenants herein contained, the parties (the "Signatories") to this Stipulation and Settlement Agreement (the "Stipulation"), through their undersigned authorized representatives, stipulate and agree as follows:

1.
(a)    The Company will receive a $24,946 million annual base rate increase in this docket. Docket No. 12700 shall serve as the vehicle for implementing and obtaining approval of the base rate terms of this Stipulation.

(b)	Pending a final order consistent with this Stipulation, the Signatories agree that the Company will implement interim rates consistent with this Stipulation, subject to refund and bond, upon entry of a second interim order (the "Second Interim Order") by the Commission, which order shall be issued as soon as possible after execution of this Stipulation. EPE agrees to use best efforts to obtain authority from the Bankruptcy Court to increase the existing bond by an amount equal to the annual base rate increase agreed to in this Stipulation.

(c)	Except as described in this Paragraph, the Signatories agree that the rate design and cost allocation for such rate increase will be consistent with the Interim Order and the tariffs filed thereunder.
(i)    To the extent any City or County account, which was not in Rate 41 at the time of the Commission's Order in Docket No. 9945, receives service under Rate Class 41, all state accounts become eligible for Rate 41.
(ii)    Within 30 days after the Commission issues the Second Interim Order, the Company, OPC, General Counsel and the City agree to meet and discuss changes in implementation of the low income rider. The changes will be solely intended to improve and enhance the procedures that the Company will use to establish that persons qualify for the rider. Upon the agreement of the Company, OPC, General Counsel and the City, the Company will file a new residential tariff consistent with such process.

(d)
Upon entry of a final order, the Company will retain all base rate revenues collected under its bonded rate increase through the date the Commission approves this Stipulation and the interim rates consistent with this Stipulation, with no refunds or surcharges.

(e)
No order of the Commission will be final until the Company's Amended Plan of Reorganization becomes confirmed and effective. The Company agrees to grant sufficient hearing days to extend the jurisdictional deadline in Docket No. 12700 to a date subsequent to the confirmation order date and effective date. If the Company's Amended Plan of Reorganization should riot become effective by

April 2, 1996 (which date shall be automatically extended to a date 30 days after the City gives notice that the effective date shall not be further extended), then this Stipulation is null and void ab initio; the Signatories are not bound by any of its terms; and the Signatories are free to seek appropriate remedies at the Commission and such other forums as may be appropriate.

2.
(a)    Subject to the terms of this Stipulation, during the first ten (10) years after implementation of interim rates consistent with this Stipulation (the "Freeze Period"), the Company's Texas base rates will be maintained in accordance with the final order in Docket No. 12700 except for customers taking service under the following tariffs: rate classes 15, 26, 27, 29, 30, 31 and 38, as to which this rate freeze does not apply and for whom rates may be decreased or increased in accordance with applicable contracts and law during the Freeze Period. Except for those rate classes discussed above, the Company agrees during the Freeze Period not to increase base rates for any reason save and except for an event of Force Majeure (as defined in Paragraph 2(c) hereof) or as provided in Paragraphs 2(e)(ii) and 2(d)(i).

(b)    During the Freeze Period, and to the extent consistent with the freeze level, the Company may make filings that: (i) modify tariffs, riders and terms and conditions while not increasing Texas retail base rate revenues for any customer class subject to the rate freeze; provided, however, for any customer class subject to the rate freeze such modifications may neither exclude customers currently on the rate schedule nor force a customer to be moved to another rate class, (ii) add or modify tariffs, riders, and terms and conditions to address competitive conditions or secure additional load or (iii) change fixed fuel factors or otherwise provide for the recovery of fuel costs and the disposition of fuel over-recoveries and underrecoveries. Miscellaneous tariff filings, such as for incentive and load retention rates or special services, are not subject to the rate freeze, so long as there is no increase to the Texas retail tariffs charged any rate class subject to the rate freeze. Nothing in this Paragraph shall be construed as a predetermination of the appropriate ratemaking treatment of any such changes.
(c)    Except as otherwise provided in Paragraphs 2(e)(ii) and 2(d)(i), neither the Company nor any successor in interest or assignee may request from its Texas regulatory authorities nor support an increase in base rates above the freeze level with an effective date prior to the expiration of the Freeze Period, except to address an event of Force Majeure. The term "Force Majeure" as used in this Stipulation shall be limited to the effect of a natural disaster, act of war or act of God. The Company agrees to bind its successors or assignees to the terms of this Paragraph.
(d)    (i) Subject to the provisions of Paragraph 2(f), the Signatories agree that if, during the Freeze Period, the fuel factor or fuel reconciliation process should be changed or eliminated in Texas, they will implement the fuel cost recovery mechanism as authorized by law or rule. In the absence of such a law or rule, the Signatories will devise a mechanism to allow the Company to recover reasonable and necessary fuel costs that it would otherwise have been allowed to recover through the fuel factor or fuel reconciliation process.
(ii) The Signatories recognize that the Federal Energy Regulatory Commission ("FERC"), or other regulatory authority with jurisdiction, may require the "unbundling of utility services by utilities subject to its jurisdiction, including the Company. Subject to the provisions of Paragraphs 2(f). if such unbundling of services occurs by FERC order or otherwise, the components of the rates to the Company's customers covered by this Stipulation will be set at levels which will collect neither more nor less than the base rates established pursuant to this Stipulation notwithstanding the unbundling.

(e)    (i) Subject to Paragraphs 2(0 and 24, the Signatories (except the Public Utility Commission of Texas General Counsel ("General Counsel"), the Office of Public Utility Counsel ("OPC") and the State of Texas ("State")) agree not to seek to institute or institute on their own motion during the Freeze Period an inquiry into the reasonableness of the Company's rates under PURA § 2.211 (formerly PURA § 42). If a complaint is filed with the Commission or any other Texas regulatory authority requesting an inquiry into the reasonableness of the Company's rates under PURA § 2.211, and the Commission and any other regulatory authority institutes such an inquiry, the Signatories (except General Counsel, OPC and State) commit to support the provisions of this Stipulation. In the course of any such PURA § 2.211 proceeding, the Company shall be entitled to defend against a rate reduction in any manner it deems appropriate.
(ii) All Signatories, including General Counsel, OPC, and the State, understand and agree that it is the Company's reasonable expectation that during the Freeze Period the Company's base rates for rate classes subject to the freeze will not be changed regardless of any circumstances that could increase or decrease the Company's cost of service. The Company has given valuable consideration, and assumed substantial business risks, in exchange for the expectation hereunder that its base rates for rate classes subject to the freeze will not be reduced during the Freeze Period. General Counsel, OPC and the State, accordingly. agree that if any of them should seek to institute, directly or indirectly, an inquiry into the reasonableness of the Company's rates under PURA § 2.211 (formerly PURA § 42) then in that event, the Company's rate base shall include, in addition to the assets otherwise contemplated hereunder, the following: (A) Palo Verde Unit 3 accounting deferrals in the amount of $66,654,000 as of June 30, 1993; and (B) additional Docket

No. 7460 Rate Moderation Plan ("RMP") deferrals in the amount of $25,041,000 for the period from July I, 1993 through December 31,

1994. Such assets shall be amortized over a ten (10) year period beginning with the date of the Second Interim Order. Any change in rates from the freeze level as a result of a proceeding initiated by General Counsel or OPC will apply solely to ratepayers over which the Commission exercises original jurisdiction.

(f)
During the Freeze Period the Company and its customers in Texas will be protected from the effects of transactions that shift costs between base rates and fuel or to other rates not subject to the freeze. During the Freeze Period, the only costs that may be recovered from Texas ratepayers other than through base rates are those costs recovered as reconcilable fuel costs according to the Commission's substantive rules in effect on July l, 1995 (as applied to the Company) and in this Stipulation. The recovery of any other costs through the fuel factor, any other special factor, or surcharge, shall be considered a shift in costs between base rates and fuel. If any Signatory believes that the Company has engaged in a transaction that is inconsistent with the foregoing intent, the Signatory shall provide notice to the Company of the alleged violation of this Paragraph. If the Company does not cure the alleged violation within 30 days of the receipt of such notice, a Signatory may initiate a complaint with the appropriate regulatory authority to recover any and all additional costs charged or to be charged to customers on account of the violation. The Signatories agree that the Company's regulatory authorities have primary jurisdiction over such matters and that the appropriate forum for such a determination is a proceeding at the appropriate regulatory authority, subject to appeal, including as allowed by law de novo appeal to the Commission, for the limited purpose of adjusting the fuel factor, fuel balance and/or reducing base rates by the amount so shifted. If the regulatory authority does not have jurisdiction, the parties agree that venue lies in the state district court in El Paso County, Texas.

(g)
Notwithstanding any other provision of this Stipulation, the Company understands that on September 1, 1995, Senate Bill 373. Public Utility Regulatory Act of 1995, S.B. 319, as amended by S.B. 373, §2.2141, 74th Leg., R. S. 1995 ("Senate Bill 373"), will become effective and, pursuant to Section 2.2141 of that bill, the Company will be required to provide discounted rates for certain state institutions of higher education. No later than October l, 1995, the Company agrees to file tariffs· to be effective October 1, 1995 necessary to implement the discount required by Senate Bill 373. Nothing in this Stipulation shall be construed as limiting any right of the State or the Company to seek to adjust base rates on account of a change in such law.

(h)
Based on current projections, the Company may be entitled to a $17 million revenue increase at the end of the Freeze Period. In order to avoid such an increase, the Company agrees that in any proceeding instituted pursuant to PURA Sections 2.211 or 2.212, or their equivalent, for an effective date on or after August 2, 2005 but before August l, 2006, the tariff or tariffs will be designed to collect $17 million less in base revenues ("Exclusion Factor") than the otherwise authorized revenue requirement The Exclusion Factor for a proceeding instituted pursuant to PURA § 2.211 or 2.212, or their equivalent, for an effective date between August 2, 2006 and August l, 2007 shall be $8 million. This Exclusion Factor will not be considered for financial integrity analysis or cash flow analysis in any proceeding before a Texas regulatory authority.

(i)
Should the Company, contrary to the terms of this Stipulation, file for a rate increase in Texas during the Freeze Period, the Signatories agree that the value for the previously leased Palo Verde assets described in paragraph 7(a) of this Stipulation will not apply; and that instead the values for previously leased Palo Verde assets will be applied according to the table in Attachment "A" to this Stipulation for any determination of the Company's rate increase request.

(j)
In the event the Company sells, transfers, leases or assigns any operating asset for a value of $10,000,000 or more during the Freeze Period. unless the City and Company otherwise agree, the Texas jurisdictional share of the net gain on such sale shall be paid to ratepayers as a credit to the base rates over what would have been the remaining life of the asset. Ratepayers will be credited with a "return" on the unamortized portion of such gain at the Company's last approved rate of return.

3.	The Signatories agree to settle all base rate issues, including cost allocation and rate design issues, not specifically addressed herein in accordance with the Interim Order.

4.
Except as otherwise provided in Paragraph 2(e)(ii), the Docket No. 7460 RMP will be terminated effective June 30, 1993, and the balance of RMP deferrals as of that date will be placed in rate base and fully amortized over the l0 year freeze period, so that there is no balance to be included in rates that may be effective on or after August 1, 2005. There will be no additional Mirror CWIP (Construction Work in Progress) approved, utilized or amortized for purposes of amortizing the RMP deferrals.

5.
The Company shall not recover from its Texas retail ratepayers any bankruptcy reorganization costs in the pending Chapter 11 case in the Bankruptcy Court for the Western District of Texas. Austin Division, Case No. 92-10148-FM. For purposes of this Stipulation only, the Company agrees that such costs are not reasonable and necessary operating expenses within the meaning of PURA §2.203 (a). "Retail ratepayers" includes the industrial customers who are Signatories.

6.
Deferred carrying charges and deferred lease payments will be eliminated from the accounting deferrals for Palo Verde Unit 3 according to the Interim Order resulting in a balance of $4,308,000 Unit 3 accounting deferrals, less $1,457,000 of related ADFIT, as of July l, 1993, which will be amortized over the Freeze Period. The Company will otherwise recover ·all remaining Palo Verde Unit I and 2 accounting deferrals subject to the freeze limitations discussed in Paragraph 2(a) supra, with the unamortized balance included in rate base according to the Interim Order and fully amortized over the Freeze Period such that all Palo Verde accounting deferrals will be eliminated from the Company's books at the end of the Freeze Period and there will be no balance to be included in rates that may be effective on or after August l, 2005. For the purposes of this Stipulation only, the Signatories agree that they will not raise any future challenges to the Company's right to recover the Unit 1 and 2 accounting deferrals during the Freeze Period. ADFIT associated with disallowed Unit 3 deferrals will not be included as an offset to rate base.

7.	Subject to the limitations in Paragraphs 2(a) through 2(j) supra:
(a)    The previously leased Palo Verde assets will be valued in rate base at original cost, less accumulated depreciation, according to the Interim Order.
(b)    Palo Verde Unit 3 will be deemed to be 100°/o used and useful as of a final order in this docket
(c)    The Company's rate base shall be as determined by the terms of the Interim Order, except that (i) the remaining 15% of Palo Verde Unit 3 will be included in rate base, (ii) rate base will not be reduced to reflect the tax benefits of the Palo Verde lease rejection damages, and (iii) rate base will include any other adjustments required by the terms of the Stipulation. Such adjusted rate base shall be used as the initial basis for purposes of any cost of service analysis for the Company, including any PURA § 2.211 rate inquiry which may be permitted by the terms of this Stipulation or any earnings monitoring report.
(d)    Consistent with the Commission's order in Docket No. 8892, the performance standards in effect for the Company with respect to Palo Verde will be used as the mechanism for any future assessments of Palo Verde Unit l, 2 and 3 operations and performance; provided, however, during the Freeze Period penalties and rewards for all three Units will be reported and evaluated on a calendar year basis using the three-year rolling average dictated by Docket No. 8892. The first such reporting period shall run from January l, 1993 to December 31, 1995. Any penalties or rewards accruing under the performance standards will be incorporated in the Company's fuel reconciliation proceedings during the Freeze Period. Further, during the Freeze Period, the Company's base rates will not be reduced below the freeze level on account of Palo Verde performance or operations, unless the capacity factor, as measured on a station basis for any consecutive 24 month period, shall fall below 35%. In the event that the foregoing should occur, the Signatories shall be free to urge whatever rate base adjustment they believe is appropriate.

8.
Except for ADFIT associated with disallowed Palo Verde Unit 3 deferrals, which is addressed in Paragraph 6, there will be no findings with respect to federal income tax issues, and the parties can assert whatever positions they desire with respect to the calculation of the Company's federal income tax expense in future rate cases.

9.
The revenues from the Company's providing wheeling service and from margins on off- system sales (other than those off-system sales allocated a full slice of system costs in Docket No. 12700 [i.e., Imperial Irrigation District firm, Texas New Mexico Power, and Rio Grande Electric Cooperative, Inc.]) made by the Company will be divided as follows during the Freeze Period:

(a)    For the first five (5) years of the Freeze Period, the Company will be entitled to retain 75% of the margins and wheeling revenues and 25% of the margins and wheeling revenues will be credited to ratepayers. Margins shall mean revenues from any capacity, demand or non-fuel energy charge included in an off-system sale net of any such charges as well as wheeling charges incurred by the Company in connection with making the off-system sale.
(b)    During the second five (5) years of the Freeze Period, the sharing will be 50% to the Company and 50% to the ratepayers.

(c)    Incremental costs associated with off-system sales shall not reduce the Company's reconcilable fuel costs, and the Company will not be required to calculate any incremental costs it incurs in connection with off-system sales.
(d)    During the Freeze Period, the Company will retain 75% of the margins on off- system sales made by affiliates or subsidiaries of the Company and 25% of the margins will be credited to ratepayers.
The mechanism for such sharing (margins and wheeling revenues) will be in the fuel factor and fuel reconciliation process. If, during the course of the Freeze Period or any time prior to a reconciliation of margins through the end of the Freeze Period, the fuel factor or fuel reconciliation process should be eliminated, the Company agrees to devise a mechanism to reduce rates by the appropriate customer share of such margins.

10.
The Signatories agree that the amounts of decommissioning expense allowed on an annual basis in the Company's cost of service shall be described in a schedule to be attached to the Second Interim Order. Such amounts shall be adjusted in any future rate proceeding or earnings monitoring report as necessary to reflect the cost estimate of the most recent official decommissioning study prepared for the Palo Verde participants and to enable the Company to secure an exemption pursuant to § 468A of the Internal Revenue Code of 1986 from federal income tax liability in connection with its nuclear decommissioning trust The Company agrees to fund such amounts pursuant to its contractual obligations under the Arizona Nuclear Power Project Participation Agreement. Such decommissioning expense shall be recognized as a reasonable and necessary expense in any rate proceeding or earnings monitoring report initiated during the Freeze Period and, during such period, no Signatory shall contest the inclusion of such amounts in the Company's cost of service. After the Freeze Period. Ratepayers are to be in no worse position as to decommissioning expense than they would have been had rates not been frozen.

11.
The Company will reimburse the City for all its outstanding rate case expenses billed and unreimbursed as of July 17, 1995 of $1,081,229.14 within ten (10) days following issuance of the final order consistent with this Stipulation. Additional expenses of the City incurred in Docket No. 12700 as well as any proceedings resolved by this Stipulation will be paid by the Company to the City within thirty (30) days of the submittal of a bill or ten (10) days following the issuance of a final order consistent with this Stipulation, whichever is later. The Company agrees to indemnify the City against any claims made pursuant to the City's agreement dated May 3, 1994 relating to reimbursement of rate case expenses. There shall be no surcharge to ratepayers in any class whatsoever as a result of such payments.

12.
(a)    With respect to the fuel matters initially presented in Docket No. 12700, the Signatories agree to settle all fuel reconciliation issues and fuel factor issues in accordance with the Commission's final order in Docket No. 13966, subject to the provisions of Paragraph 9 above.

(b)    The Signatories further agree that the Company's fuel and purchased power costs for the period July l, 1993 through June 30, 1995 will be deemed reconciled and that, taken in conjunction with the purchased power capacity charges at issue in the remand of Docket No. 8588 (Docket No. 14120), discussed below, there shall be no net refund or surcharge to ratepayers as a result of such fuel reconciliation. The Company's over/under recovery fuel balance shall be $0 as of June 30, 1995. The Signatories agree to implement their agreement in this Paragraph with a fuel reconciliation filing, to be made by the Company within thirty (30) days following the effective date of the Company's Amended Plan of Reorganization. The Signatories will urge that such reconciliation be processed administratively, by agreement, without the need for the Company to develop and file the fuel reconciliation schedules and supporting testimony otherwise required by Commission rules.

(c)    The Company will make filings during and after the Freeze Period to reconcile its fuel and purchased power costs incurred during the Freeze Period in accordance with PURA and Commission rules and procedures, subject to Paragraph 9 above.
(d)    The Company will initiate a proceeding to implement a revised composite fixed fuel factor as appropriately adjusted for voltage levels, effective as soon as practicable following the entry of the Second Interim Order by the Commission.

13.
The Signatories agree that the Company shall withdraw its application filed in Docket No. 12700 for a determination by the Commission that the proposed acquisition of the common stock of the Company is in the public interest.

14.
The Signatories agree that reacquisition of the Palo Verde leased assets is in the public interest as that term is defined by PURA § 63 (recodified as PURA § 1.251), and each Signatory agrees to support a determination by the Commission that such reacquisition is in the public interest and that the previously leased assets be included in rate base at their original cost less depreciation, consistent with the Interim Order and further subject to the provisions of Paragraph 2(i) above.

15.	The Signatories agree to use their best efforts to finalize the PURA § 43 (recodified as PURA § 2.212) rate order in this docket in accordance with this Stipulation.

16.
Upon the date the City signs this Stipulation, the City agrees to have its staff begin the process of presenting to the City Council a new franchise for the Company in substantially the same form as the current franchise (granted by ordinance dated March 25, 1971 for a 30 year period), except for a provision recognizing the City's option to decline to purchase the Company's property under certain circumstances. If the City Council does not grant the Company a franchise consistent with this Paragraph within 45 days of inception of the process, then the Company may declare this Stipulation null and void. If a new franchise is granted, it will become effective upon the termination of the current franchise and extend through August 1, 2005. The new franchise will be null and void if the Amended Plan of Reorganization does not become effective consistent with this Stipulation.

17.
The Company agrees to dismiss without prejudice its Adversary Proceeding No. 94-1148- FM in the Bankruptcy Court for the Western District of Texas, Austin Division against the Commission, the City, the New Mexico Public Utility Commission and the OPC within 10 days of the Commission's entry of the Second Interim Order.

18.
(a)    As further detailed below, the Signatories agree to dismiss their pending appeals of the Commission's orders in Docket Nos. 8018, 8078, 8363, and 9945, and the Company agrees to dismiss the pending remand of Docket No. 8363 (Docket No. 14000) (the "Resolved Appeals"). Within ten (10) days after the date of execution of this Stipulation, all Signatories who are parties to any of the Resolved Appeals shall file a motion jointly notifying the court or Commission in which the matter is now pending that it is likely that the issues in the cases will be resolved. Such notice shall request that action be delayed pending further motion by the parties.

(b)    Subject to the qualifications set out below, within ten (10) days after the effective date of the Company's Amended Plan of Reorganization, the Signatories who are parties to the Resolved Appeals shall file appropriate motions with each applicable court, or the Commission, to dismiss with prejudice each of the Resolved Appeals brought by any one of the Signatories. The precise form of the motions shall be tailored to each case, but will be substantially as described below with respect to each Signatory and proceeding:
(1)    With respect to the appeal of Docket No. 8018, now pending in the Austin Court of Appeals, the City agrees to move to dismiss with prejudice its appeal. If the Austin Court of Appeals has already issued its decision in this appeal prior to the filing of the City's motion to dismiss, the Signatories who are parties to the appeal will jointly move the Austin

Court of Appeals, or the Texas Supreme Court, as appropriate, to vacate the court judgments and opinions issued in this case and dismiss the appeal.
(2)    With respect to the appeal of Docket No. 8078, now pending in the Austin Court of Appeals, the City agrees to move to dismiss with prejudice its appeal. If the Austin Court of Appeals has already issued its decision in this appeal ·prior to the filing of the City's motion to dismiss, the Signatories who are parties to the appeal will jointly move the Austin Court of Appeals, or the Texas Supreme Court, as appropriate, to vacate the court judgments and opinions issued in this case and dismiss the appeal.
(3)    With respect to the appeal of Docket No. 8363, now pending in the Travis County District Court, the Company, the City and OPC agree to dismiss with prejudice their appeals. The Company further agrees to move for dismissal of Commission Docket No. 14000, which is pending on limited remand from the appeal of Docket No. 8363.
(4)    With respect to the appeal of Docket No. 9945, now pending in the Austin Court of Appeals, the Company, the City, the State of Texas and OPC agree to jointly file a motion requesting that the Court of Appeals, or the Texas Supreme Court, as appropriate, (i) vacate all court opinions and judgments issued in the case, (ii) dismiss all appeals of the Commission's order and (iii) refrain from publishing any opinions. The Signatories (except General Counsel) agree to use their best efforts to prevail on the Commission to concur in this motion and to likewise dismiss its appeal concerning Docket No. 9945.
(5)    With respect to the appeal of Docket No. 13966, now pending in the Travis County District Court, the Signatories who are parties to these appeals agree to jointly request a remand to the Commission of such appeal, so that the Commission may delete any language inconsistent with the intent of the Signatories with respect to the treatment of off-system sales revenues and wheeling revenues as provided in Paragraph 9 above.
The Signatories (except General Counsel) will exercise best efforts to obtain the Commission's concurrence in all the foregoing motions.
(c)    The Signatories agree to finalize the pending remand of Docket No. 8588 (Docket No. 14120). The resolution will take the form of a request by the Signatories that the proceeding be stayed, and that the Commission take no further action on such docket pending a final order in Docket No. 12700. In the event the order in Docket No. 12700 becomes final as contemplated by this Stipulation, the Signatories who are parties to Docket No. 14120 agree to file notification in that docket that they have stipulated that the purchased power capacity charges at issue in the remand of Docket No. 8588 shall be credited to the Company's July 1, 1993 to June 30, 1995 over/under recovery fuel balance, and to request that the Commission enter a final order in Docket No. 14120 consistent therewith. As discussed above in Paragraph 12, the charges at issue in Docket No. 14120 will be treated consistent with the reconciliation of the Company's fuel and purchased power costs for the period July 1, 1993 through June 30, 1995.

19.
Any recovery from the Company's pending lawsuit No. 95-7153, or causes of action that accrued to the Company as a result of the failure of its proposed merger or arising out of the Company's bankruptcy shall be retained wholly and exclusively by the Company and not passed through to ratepayers. Any costs incurred by the Company in connection with such litigation shall not be considered reasonable and necessary operating expenses for ratemaking purposes in accordance with PURA §2.203(a). Any liabilities incurred by the Company in connection with such litigation shall be borne by the Company shareholders and shall not be recovered from ratepayers.

20.
This Stipulation is the result of an extended and highly complex course of negotiations among the Signatories. It necessarily represents many compromises made by the Signatories on all of the issues involved. The Stipulation covers several separate Company proceedings pending before the Commission and the courts, each of which involves a number of discrete issues. The entire Stipulation should be viewed as a unitary, whole agreement, and not separate agreements on discrete issues or phases of any particular case. The resolution of each issue is interrelated to the resolution of all other issues. The Signatories understand and agree that each term of this Stipulation is in consideration and support of every other term. As a result, the Stipulation is indivisible because of the comprehensive nature of the compromises made.

21.
This Stipulation, if approved by the Commission, represents a fair, just and reasonable solution to the issues being resolved. Moreover, this Stipulation will serve the purpose of moderating the rates of the Company in the Texas jurisdiction during the Freeze Period. This Stipulation reflects settlement discussions. It is recognized and agreed by the Signatories that this Stipulation is made and filed solely in connection with the compromise and settlement of rate matters related to the Company and is subject to the specific approval of the Commission of the matters herein stipulated. By entering into this Stipulation, none of the Signatories shall be deemed to have approved or acquiesced in any ratemaking principle, valuation methodology, method of cost-of-service determination, method of revenue calculation or cost allocation or rate design principle underlying any of the provisions and agreements contained herein. It is the result of a unique fact situation, and its resolution is specific to the circumstances presented. This Stipulation shall not prejudice, bind, or affect any Signatory, or be viewed as an admission, except to the extent necessary to give effect to or enforce the terms of this Stipulation or unless otherwise specifically, stated herein.

22.	The Signatories agree that they will use their best efforts to obtain expeditious implementation of this Stipulation by the entry of appropriate final orders in Docket

Nos. 12700, 14000 and 14120 and in the judicial appeals of Docket Nos. 8018, 8078, 8363, 9945 and 13966. This Stipulation assumes the legality of the treatments and methodologies set out herein. Should any such treatment or methodology be rejected or declared illegal by either the Commission or a court, any Signatory shall have the right to withdraw from this Stipulation; however, the Signatories agree to negotiate in good faith to substitute a treatment or methodology with the same economic effect as that rejected or declared illegal.

23.
The Signatories further agree that, upon the Commission's entry of the Second Interim Order, they will engage in good faith efforts to obtain approval of a consensual plan of reorganization that will allow the Company to emerge from bankruptcy on a stand-alone basis, consistent with the matters agreed to herein. This undertaking includes, but is not limited to, the exercise of reasonable efforts by the Signatories to obtain the support and cooperation of the Bankruptcy Court, the Commission, the Company's creditors and other parties-in-interest in the Company's bankruptcy case.

24.
This Stipulation shall be unaffected by and shall not be changed or invalidated based upon the creditor and equity holder distributions or capital structure ultimately provided by the new plan of reorganization unless (i) the Plan does not comply with and implement this Stipulation, (ii) prior to confirmation the City is not satisfied that the reorganized company will be financially sound (a preliminary credit rating issued by one of the four (4) major rating agencies, that the credit quality of the first mortgage bonds to be issued by the reorganized company will be not less than BB- (as defined by Standard & Poor's) or its equivalent will establish that the reorganized company is financially sound); or (iii) debt of the reorganized company exceeds $1.3 billion. In any of such events, the City has the right to withdraw from the terms of this Stipulation and terminate it. The Signatories recognize that the Company will emerge from bankruptcy on a stand-alone basis and that the Company will be free to engage in a merger or other business combination with a third party after emerging from bankruptcy. In the event of such a merger, the Signatories retain all the rights provided in this Stipulation, their rights as a party in a proceeding pursuant to PURA § 1.251 (formerly §63) as well as the right to pursue a reduction in rates below the freeze level. However, such right shall be limited to urging rate reductions based on post-merger synergy savings. In the event the Company seeks a merger or other business combination, General Counsel retains all authority consistent with PURA, § l.251. Nothing in this paragraph shall be construed as a pre-determination of the appropriate ratemaking treatment of any such synergy-based reductions in cost.

25.
Where this Stipulation requires a Signatory to "participate," "support" or "urge" regulatory or judicial action, and where the Signatory is not a governmental body or agency, then such obligation shall be limited to no more than reasonable efforts involving minimal expense.

26.	Unless the context otherwise indicates, references to ratemaking items including, but not limited to, rate base, expense, margin and gain, shall mean the Texas jurisdictional share of such items.

27.
Each person executing this Stipulation represents that (s)he is authorized to sign this Stipulation on behalf of the party represented. Facsimile copies of signatures are valid for purposes of evidencing this Stipulation. This Stipulation may be executed in multiple counterparts.

EXECUTED THIS 27th day of July, 1995.
Agreed to and accepted by:

EL PASO ELECTRIC COMPANY	PHELPS DODGE REFINING
CORPORATION & CHEVRON U.S.A., INC.

By:	By:
Name:	Name:
Title:	Title:

PUBLIC UTILITY COMMISSION OF	BORDER STEEL ROLLING MILLS,
TEXAS GENERAL COUNSEL	INC. AND EL PASO IRON &METAL
COMPANY

By:	By:
Name:	Name:	C. Michael Ginnings
Title:	Title:	Attorney

OFFICE OF PUBLIC UTILITY COUNSEL
The execution of this Agreed Order by Border Steel Rolling Mills, Inc. and El Paso Iron & Metal Company is subject to the approval of the U.S. Bankruptcy Court for the Western District of Texas, El Paso Division.

By:
Name:
Title:

CITY OF EL PASO	DEPARTMENT OF DEFENSE

By:	By:	/s/ David A. McCormick
Name:	Name:	David A. McCormick
Title:	Title:	General Attorney

INTERNATIONAL BROTHERHOOD OF
Approved as to form:	ELECTRICAL WORKERS

By:
Name:
Title:

ASARCO INCORPORATED	TEXAS STATE AGENCIES

By:	By:
Name:	Name:
Title:	Title:

21

EXECUTED THIS 27th day of July, 1995.
Agreed to and accepted by:

EL PASO ELECTRIC COMPANY		PHELPS DODGE REFINING
CORPORATION & CHEVRON U.S.A., INC.

By:	/s/ David H. Wiggs Jr.	By:
Name:	David H. Wiggs, Jr.	Name:
Title:	Chairman & C.E.O.	Title:

PUBLIC UTILITY COMMISSION OF		BORDER STEEL ROLLING MILLS,
TEXAS GENERAL COUNSEL		INC. AND EL PASO IRON &METAL
COMPANY

By:	/s/ Charles E. Johnson	By:
Name:	Charles E. Johnson	Name:
Title:	Assistant General Counsel	Title:

OFFICE OF PUBLIC UTILITY COUNSEL
The execution of this Agreed Order by Border Steel Rolling Mills, Inc. and El Paso Iron & Metal Company is subject to the approval of the U.S. Bankruptcy Court for the Western District of Texas, El Paso Division.

By:	/s/ Marion T. Drew
Name:	Marion T. Drew
Title:	Asst. Public Counsel

CITY OF EL PASO		DEPARTMENT OF DEFENSE

By:	/s/ Larry Francis	By:
Name:	Larry Francis	Name:
Title:	Mayor	Title:

INTERNATIONAL BROTHERHOOD OF
Approved as to form:		ELECTRICAL WORKERS

By:
Name:
Title:

ASARCO INCORPORATED		TEXAS STATE AGENCIES

By:		By:
Name:		Name:
Title:		Title:

**OPC's signature is contingent upon there being no opposition to this Stipulation and Settlement Agreement by other parties in this Docket. If by August 16, 1995 no such opposition becomes known, OPC's signature is unconditional

21

ATTACHMENT "A" TO THE
STIPULATION AND SETTLEMENT AGREEMENT

PUBLIC UTILITY COMMISSION OF TEXAS
DOCKET NO. 12700

The net Texas jurisdictional value for the previously leased Palo Verde assets will be reduced by the following amounts:

For any test year ending on or before December 31, 1994	$289,604,000
For any test year ending after December 31, 1994 but before December 31, 1995	$257,562,000
For any test year ending after December 31, 1995 but before December 31, 1996	$212,562,000
For any test year ending after December 31, 1996 but before December 31, 1997	$189,408,000
For any test year ending after December 31, 1997 but before December 31, 1998	$154,158,000
For any test year ending after December 31, 1998 but before December 31, 1999	$110,498,000
For any test year ending after December 31, 1999 but before December 31, 2000	$120,343,000
For any test year ending after December 31, 2000 but before December 31, 2001	$184,313,000
For any test year ending after December 31, 2001 but before December 31, 2002	$205,173,000
For any test year ending after December 31, 2002 but before December 31, 2003	$229,725,000
For any test year ending after December 31, 2003 but before December 31, 2004	$154,752,000

These reductions, if applied, represent a reduction to Texas jurisdictional invested capital (rate base).